   As filed with the Securities and Exchange Commission on December 30, 1998

                                    Registration Statement No. 333-_________

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                        BURNHAM PACIFIC PROPERTIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
          MARYLAND                                              33-0204162
  (STATE OR OTHER JURISDICTION                               (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)
                        610 WEST ASH STREET, 16TH FLOOR
                          SAN DIEGO, CALIFORNIA 92101
                                 (619) 652-4700
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                        -------------------------------

            J. DAVID MARTIN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
  DANIEL B. PLATT, CHIEF ADMINISTRATIVE OFFICER AND CHIEF FINANCIAL OFFICER
                        610 WEST ASH STREET, 16TH FLOOR
                          SAN DIEGO, CALIFORNIA 92101
                               (619) 652-4700
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPY TO:

                           WILLIAM B. KING, P.C.
                        GOODWIN, PROCTER & HOAR  LLP
                                EXCHANGE PLACE
                     BOSTON, MASSACHUSETTS  02109-2881
                                 (617) 570-1000
                       -----------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Title of Securities Being                                 Proposed Maximum Offering   Proposed Maximum Aggregate     Amount of
    Registered                  Amount to be Registered        Price Per Share              Offering Price        Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
 Series 1997-A Convertible           4,800,000
Preferred Stock, $.01 par value                                     $25(1)                 $120,000,000(1)
Common Stock, $.01 par value,       7,804,878(2)
issuable upon conversion of the
 Series 1997-A Convertible
      Preferred Stock
-------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value          574,483(3)               $11.0625(4)                   $6,355,218(4)
----------------------------  ------------------------ -------------------------- ---------------------------
           Total                                                                      $126,355,218(1)(4)               $35,127
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) based upon the stated value of the Series 1997-A Convertible Preferred Stock.
(2) Number of shares of Common Stock based upon an initial conversion ratio of 1.626-to-1 plus, pursuant to Rule 416, an indeterminate number of additional shares as may from time to time be issuable pursuant to anti-dilution provisions of the Series 1997-A Convertible Preferred Stock.
(3) These are shares potentially issuable in exchange for a like number of common limited partnership units of Burnham Pacific Operating Partnership, L.P.
(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based upon the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on December 24, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
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



The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion. Dated December 30, 1998
Prospectus
                              BURNHAM PACIFIC PROPERTIES, INC.
            4,800,000 Shares of Series 1997-A Convertible Preferred Stock, 7,804,878 Shares of Common Stock Issuable Upon Conversion Thereof
                          and 574,483 Other Shares of Common Stock
                                      ------------

     This Prospectus relates to the
offer and sale from time to time of
(i) up to 2,800,000 shares (the
"Preferred Shares") of our Series
1997-A Convertible Preferred Stock,
$.01 par value per share (the
"Preferred Stock"), by the holders of
such Preferred Shares (the "Selling
Stockholders"), (ii) up to an
additional 2,000,000 shares of our
Preferred Stock which we may issue
upon redemption of preferred units of
limited partnership interest (the
"Preferred Units") of Burnham Pacific
Operating Partnership, L.P. (the
"Operating Partnership"), (iii) up to
7,804,878 shares of our Common Stock,
$.01 par value per share (the "Common
Stock"), which we may issue upon
conversion of the above referenced
Preferred Stock at the initial
conversion ratio of approximately
1.626 shares of Common Stock for each
Preferred Share, (iv) up to an
additional 574,483 shares of our
Common Stock which we may issue upon
redemption of certain common units of
limited partnership interest (the
"Common Units") of the Operating
Partnership, and (v) an indeterminate
number of additional shares of our
Common Stock which we may issue as a
result of the anti-dilution
provisions of the Preferred Stock. We
are filing the registration statement
of which this Prospectus is a part to
fulfill our contractual obligations
to the Selling Stockholders and to
the holders of the Preferred and
Common Units and to provide them with
freely tradable securities.

     Our Common Stock trades on the
New York Stock Exchange under the
symbol "BPP." The Common and
Preferred Stock are subject to
certain restrictions on ownership and
transfer designed to assist us in
maintaining our status as a real
estate investment trust for federal
income tax purposes. See "Description
of Securities--Common
Stock--Restrictions on Transfers."

     Selling Stockholders from time
to time may offer and sell the
Preferred Shares or shares of Common
Stock into which the Preferred Shares
are convertible (collectively, the
"Shares") held by them directly or
through agents or broker-dealers on
terms to be determined at the time of
sale. To the extent required, the
names of any agent or broker-dealer
and applicable commissions or
discounts and any other required
information with respect to any
particular offer will be set forth in
an accompanying Prospectus
Supplement. See "Plan of
Distribution." Each of the Selling
Stockholders reserves the sole right
to accept or reject, in whole or in
part, any proposed purchase of the
Shares to be made directly or through
agents.

     We will not receive any proceeds
from the sale of the Shares by the
Selling Stockholders or the issuance
of the other securities offered by
this Prospectus. We have agreed to
bear certain expenses of registration
of the Shares and other securities
offered by this Prospectus under
federal and state securities laws.

     The Selling Stockholders and any
agents or broker-dealers that
participate with the Selling
Stockholders in the distribution of
Shares may be deemed to be
"underwriters" within the meaning of
the Securities Act, and any
commissions received by them and any
profit on the resale of the Shares
may be deemed to be underwriting
commissions or discounts under the
Securities Act of 1933, as amended.

                              --------------------

        INVESTING IN SHARES OF OUR COMMON STOCK OR PREFERRED STOCK INVOLVES VARIOUS RISKS. IN CONSIDERING WHETHER TO REDEEM EITHER PREFERRED UNITS OR COMMON UNITS OF THE OPERATING PARTNERSHIP FOR SHARES OF PREFERRED STOCK OR COMMON STOCK OR WHETHER TO PURCHASE SHARES OF EITHER CLASS OF STOCK, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------------

                  The date of this Prospectus is January __, 1999.

                               AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to register the securities offered in this Prospectus. This Prospectus is part of the Registration Statement. This Prospectus does not contain all the information contained in the Registration Statement because we have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the Registration Statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Burnham Pacific Properties, Inc., that file electronically with the SEC. You may access the SEC's web site at http://www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we are required to file reports and proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our Common Stock is listed on the New York Stock Exchange under the symbol "BPP." You may also read our reports, proxy and other information statements and other information which we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This Prospectus is part of the Registration Statement that we filed with the SEC to register the shares of Common Stock and Preferred Stock referenced on the cover page of this Prospectus. It does not repeat important information that you can find in our Registration Statement or in the annual, quarterly and special reports, proxy statements and other documents that we file with the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose in this Prospectus important information to you by referring you to those documents. The information below is incorporated in this Prospectus by reference and is an important part of this Prospectus, and certain information that we file after the date of this Prospectus with the SEC will automatically be incorporated in this Prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this Prospectus are sold:

  -  our Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

  - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  - our Proxy Statement dated April 7, 1998 with respect to our Annual Meeting of Stockholders on May 11, 1998;

  - our Current Reports on Form 8-K filed with the SEC on January 14, 1998, April 6, 1998, June 1, 1998 and December 23, 1998; and

   - the description of our Common Stock contained or incorporated by reference in the Company's Registration Statement on Form 8-B filed on June 2, 1997, including any amendments thereto.


        WE WILL PROVIDE, WITHOUT CHARGE, AT THE WRITTEN OR ORAL REQUEST OF ANYONE TO WHOM THIS PROSPECTUS IS DELIVERED, COPIES OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN AN EXHIBIT TO A FILING UNLESS THAT EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE INTO THAT FILING. WRITTEN REQUESTS SHOULD BE DIRECTED TO BURNHAM PACIFIC PROPERTIES, INC., 610 WEST ASH STREET, SAN DIEGO, CALIFORNIA 92101,
ATTENTION: CHIEF FINANCIAL OFFICER. TELEPHONE REQUESTS MAY BE DIRECTED TO
(619) 652-4700.

        You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone to provide you with different information. Any statement contained in this Prospectus or in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated by reference herein), in any applicable Prospectus Supplement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

        We are not making an offer of the Shares or other securities offered by this Prospectus in any state where the offer is not permitted. You should not assume that the information in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or in such Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

        Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                               PROSPECTUS SUMMARY

        THIS SUMMARY ONLY HIGHLIGHTS THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. AS THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO PURCHASE SHARES OR TENDER YOUR COMMON OR PREFERRED UNITS FOR REDEMPTION.

        SOME IMPORTANT TERMS

        ALTHOUGH BURNHAM PACIFIC PROPERTIES, INC., BURNHAM PACIFIC OPERATING PARTNERSHIP, L.P. AND THEIR SUBSIDIARIES AND AFFILIATES ARE SEPARATE LEGAL ENTITIES, FOR EASE OF REFERENCE, THE TERMS "WE," "US," AND "OUR" REFER TO THE BUSINESS AND PROPERTIES OF ALL OF THESE ENTITIES, UNLESS THE CONTEXT INDICATES OTHERWISE. FOR EASE OF REFERENCE AND CLARITY, WE SOMETIMES REFER TO BURNHAM PACIFIC PROPERTIES, INC. AND ITS PREDECESSOR, SUBSIDIARIES AND AFFILIATES AS THE "COMPANY" AND BURNHAM PACIFIC OPERATING PARTNERSHIP, L.P. AND ITS SUBSIDIARIES AND AFFILIATES AS THE "OPERATING PARTNERSHIP."

                               --------------------

                                    THE COMPANY

        We are a fully-integrated real estate operating company which acquires, rehabilitates, develops and manages retail properties in the western region of the United States. Our properties are primarily neighborhood and community shopping centers located in major metropolitan areas. We focus on shopping centers in mature trade areas with a limited supply of vacant land and with established consumer shopping patterns. These characteristics help limit potential future competition in a trade area. We own our properties and conduct substantially all of our business through the Operating Partnership, of which the Company is the sole general partner and, as the holder of preferred and common limited partnership units, the owner of a substantial majority of the economic interests.

        The Company is incorporated under the laws of the State of Maryland. Our offices are located at 610 West Ash Street, San Diego, California 92101. Our telephone number is (619) 652-4700.

                           SECURITIES THAT MAY BE OFFERED

        This Prospectus relates to the offer and sale from time to time of the following securities:

        - up to 2,800,000 Preferred Shares by the Selling Stockholders;

        - up to an additional 2,000,000 shares of Preferred Stock which the Company may issue upon redemption of Preferred Units of the Operating Partnership;

        - up to 7,804,878 shares of Common Stock which the Company may issue upon conversion of the above referenced Preferred Stock based upon the current conversion rate of approximately 1.626 shares of Common Stock for each share of Preferred Stock;

        - up to an additional 574,483 shares of Common Stock which the Company may issue upon redemption of Common Units of the Operating Partnership; and

        - an indeterminate number of additional shares of Common Stock which the Company may issue as a result of the anti-dilution provisions of the Preferred Stock.

        The Preferred Stock which we are registering for original issuance may be issued upon redemption of Preferred Units previously issued by the Operating Partnership when it acquired certain properties on December 31, 1997. The 2,800,000 Preferred Shares which we are registering for resale by the Selling Stockholders were originally issued by the Company as part of a related financing on December 31, 1997.

        The shares of Common Stock being registered for original issuance by the Company may be issued in connection with:

   - the conversion of shares of Preferred Stock, whether currently outstanding or issuable upon redemption of Preferred Units, and
   - the redemption of Common Units issued by the Operating Partnership as a part of the purchase price for a shopping center also acquired on December 31, 1997.

        Pursuant to the Agreement of Limited Partnership of the Operating Partnership, (the "Operating Partnership Agreement"), holders of Common Units may tender their Common Units to the Operating Partnership for cash equal to the value of an equivalent number of shares of Common Stock (subject to certain adjustments to prevent dilution), and holders of Preferred Units may tender their Preferred Units to the Operating Partnership for cash equal to the greater of the $25 per share Stated Value of an equivalent number of shares of Preferred Stock or the value of the number of shares of Common Stock for which the shares of Preferred Stock are exchangeable. In lieu of delivering cash, however, the Company may, at its option, choose to acquire any Common Units or Preferred Units (collectively the "Units") so tendered by issuing shares of Common Stock or Preferred Stock, respectively, in exchange for the Units. The shares of Common Stock and Preferred Stock will be exchanged for Common Units or Preferred Units, as appropriate, on a one-for-one basis.

        In connection with the property contributions and the sale of Preferred Shares to the Selling Stockholders described above, the Company entered into registration rights agreements with the contributors and with the Selling Stockholders. We are now registering the securities covered by this Prospectus in order to fulfill our contractual obligations under these agreements and to provide the Selling Stockholders and the holders of Preferred and Common Units with freely tradable securities. Registration of the securities being registered for original issuance does not necessarily mean that all or any portion of them will be issued by the Company.

        Neither the Company nor the Operating Partnership will receive any cash proceeds from the issuance of any Common Stock or Preferred Stock offered under this Prospectus. With each such issuance of Common Stock or Preferred Stock as a result of a redemption of Units, however, the Company's economic interest in the Operating Partnership will increase. The Company also will not receive any cash proceeds from the sale of the Shares by the Selling Stockholders.

                                    RISK FACTORS

        Investing in shares of our Common Stock or Preferred Stock involves various risks. Persons who currently hold Preferred Units may already be subject to certain of the business risks to which we are subject but should consider additional risks involved in redeeming Units or in owning stock of the Company rather than Units of the Operating Partnership. In considering whether to redeem either Preferred Units or Common Units for shares of Preferred Stock or Common Stock or whether to purchase shares of either class of stock, you should carefully consider the matters discussed under "Risk Factors" beginning on page 6 of this Prospectus.

                               TAX STATUS OF THE COMPANY

        The Company has elected to qualify as a real estate investment trust (a "REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), in each year since 1987. As long as we qualify for taxation as a REIT, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our stockholders. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. See "Risk Factors--We Could Incur Unanticipated Expenses if We Fail to Qualify as a REIT" and "Federal Income Tax Considerations" for a more detailed explanation.

                                  RISK FACTORS

        BEFORE YOU PRESENT YOUR UNITS FOR REDEMPTION, WHICH MAY RESULT IN YOUR RECEIPT OF SHARES OF COMMON STOCK OR PREFERRED STOCK, OR BEFORE YOU PURCHASE PREFERRED SHARES FROM A SELLING STOCKHOLDER, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS IN MAKING SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PRESENT YOUR UNITS FOR REDEMPTION OR BEFORE YOU PURCHASE PREFERRED SHARES. THIS SECTION INCLUDES OR REFERS TO CERTAIN FORWARD-LOOKING STATEMENTS. WE URGE YOU TO READ THE EXPLANATION OF THE QUALIFICATIONS AND LIMITATIONS ON SUCH FORWARD-LOOKING STATEMENTS IMMEDIATELY BELOW.

FORWARD-LOOKING STATEMENTS

        Certain statements made in this "Risk Factors" section or under the caption "The Company" and elsewhere in this Prospectus, or incorporated by reference into this Prospectus, are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, without limitation, statements relating to acquisitions (including related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition.

        When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend" and other similar expressions, they are generally forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements.

        Factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the following:

  - we are subject to general risks affecting the real estate industry such as the need to enter into new leases or renew leases on favorable terms to generate rental revenues and dependence on our tenants' financial condition;

  - we may fail to identify, acquire, construct or develop additional properties; we may develop properties that do not produce a desired yield on invested capital; or we may fail to effectively integrate acquisitions of properties or portfolios of properties;

  -  financing may not be available, or may not be available on favorable terms;

  - we need to make distributions to our stockholders for us to qualify as a REIT, and if we need to borrow the funds to make distributions the borrowings may not be available on favorable terms;

  - we depend on the primary markets where our properties are located, and these markets may be adversely affected by local economic and market conditions which are beyond our control;

  -  we are subject to potential environmental liabilities;

  - we are subject to complex regulations relating to our status as a REIT and would be adversely affected if we failed to qualify as a REIT; and

  - market interest rates could adversely affect the market prices for our Common Stock and our performance and cash flow.

GENERAL RISK FACTORS

WE ARE SUBJECT TO A VARIETY OF GENERAL REAL ESTATE INDUSTRY RISKS.

        GENERAL REAL ESTATE OWNERSHIP RISKS. If our properties do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay distributions to our shareholders will be adversely affected. The following factors, among others, may adversely affect real estate values and our ability to generate revenues:

  -  changes in the general economic climate;

  - local conditions (such as an oversupply of space or a reduction in demand for real estate in an area);

  -  the quality and philosophy of management;

  -  competition from other available space;

  -  the ability of the owner to provide adequate maintenance;

  -  insurance and variable operating costs;

  -  government regulations;

  -  changes in interest rate levels;

  -  the availability of financing; and

  -  potential liability due to changes in environmental and other laws.

        ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid and therefore will tend to limit our ability to react promptly in response to changes in economic or other conditions. In addition, the Code limits a REIT's ability to make sales of properties held for fewer than four years, which may affect our ability to sell properties without adversely affecting returns to stockholders.

WE DEPEND SUBSTANTIALLY ON LOCAL ECONOMIC CONDITIONS.

        Our properties are all located in the western region of the United States, with a majority in the State of California, primarily in the San Diego County, greater Los Angeles and San Francisco Bay areas. This concentration of properties subjects us to the strengths or weaknesses of the western region economies and the aforementioned local economies in a number of ways. The performance of the economy in each locality affects occupancy, market rental rates and expenses and could cause our revenues and the underlying values of our properties to decline. Moreover, the financial results of major local employers may have an impact on our revenues and the value of some of our properties. If there is a downturn in the economy of the western region in general or of any of these local economies, our results of operations could suffer and we may be unable to make distributions to our stockholders. In that regard, certain areas of the western region (particularly the greater Los Angeles area) have in the past been harmed by reductions in defense spending, and certain other areas of California (particularly the San Francisco Bay area) may be substantially influenced by conditions in the high technology industries. Additionally, certain areas in California are subject to various natural disasters, including earthquakes and floods. See "-- Our Insurance Coverage is Limited."

OUR INVESTMENTS ARE CONCENTRATED IN THE RETAIL SEGMENT OF THE REAL ESTATE INDUSTRY.

        Our current strategy is to acquire interests only in retail shopping centers and related properties. As a result, we will be subject to risks inherent in investments in a single industry. If there is a downturn in the retail industry, we will be in a worse position to make distributions to our stockholders than if we diversified our portfolio by investing in other types of properties.

        We are subject to risks associated with retail tenants, including the volatile nature of the retail business and changes in consumer preferences. These risks may result in tenant failures or changes in physical requirements which we may have to accommodate to retain or attract tenants. Retail chains may overexpand in the same general market area, thereby creating competition with their own stores that may be in one or more of our properties. Because many anchor tenants have negotiating power to demand the exclusive or sole right to sell certain types of products in a shopping center, the existence of such rights may impair our ability to lease space to retailers of potentially competing products. These and similar factors may affect the revenues, and resulting value, of our properties.

WE HAVE COMPETITORS.

        Numerous retail properties compete with our properties in attracting tenants to lease space. Some of these properties are newer and better located or designed and may offer lower expenses or be better capitalized than our properties. Our ability to lease space at our properties or at newly developed or acquired properties and at rents currently charged could be impaired by the number of competitive commercial properties in a particular area. Additionally, we compete for investment opportunities with entities which have substantially greater financial resources than ours. These entities may generally be able to accept more risk than we can prudently manage. Competition may generally reduce the number of suitable investment opportunities offered to us and increase the bargaining power of property owners seeking to sell.

OUR FINANCIAL CONDITION DEPENDS IN PART ON THE FINANCIAL CONDITION OF OUR
TENANTS.

        At any time, any of our tenants may seek the protection of the bankruptcy laws. This could result in the rejection and termination of that tenant's lease and thereby harm our results of operations and ability to make distributions to our stockholders. Although we have not experienced material losses from tenant bankruptcies, tenants could file for bankruptcy protection in the future and, if they do, they could terminate their leases or discontinue to pay their rent on time. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in its failure to make rental payments when due. A tenant's failure to affirm their lease following bankruptcy or a weakening of their financial condition could impair our results of operations and ability to make distributions to our stockholders.

THERE ARE GENERAL RISKS ASSOCIATED WITH THE ACQUISITION AND DEVELOPMENT OF REAL ESTATE.

        We intend to acquire existing retail commercial properties to the extent that they can be acquired on acceptable terms and meet our investment criteria. Acquisitions of retail commercial properties entail general investment risks associated with any real estate investment, including the risk that investments will not perform as expected or that estimated costs of improving an acquired property to bring it up to standards established for the intended market position may prove inaccurate.

        We are pursuing certain commercial property development projects and expect to develop other projects. Generally, developing properties carries more risk than acquiring existing properties. For example, development projects generally require various governmental and other approvals which may not be obtained. Furthermore, approvals frequently require the improvement of public infrastructure, or other activities to mitigate the effects of the proposed development, which may cost more than anticipated. Our development activities will entail a variety of other risks, including:

  - that we will devote financial and management resources to projects which may not come to fruition;

  -  that we will not complete a development project as scheduled;

  -  that we will incur higher construction costs than anticipated;

  - that occupancy rates and rents at a completed project will be less than anticipated; and

  -  that expenses at a completed development will be higher than anticipated.

These risks may harm our results of operations and ability to make distributions to our stockholders.

        We cannot be sure that we will be able to secure financing to acquire or develop properties or that, if we do, we will be able to secure it on favorable terms. Integrating the aforementioned acquisition and development properties into our current systems and procedures presents a challenge to our management. Failure to do so could have a material adverse effect on our results of operations and ability to make distributions to our stockholders.

WE DEPEND ON KEY PERSONNEL.

        We depend on the efforts of our executive officers, J. David Martin, our President and Chief Executive Officer, W. Joseph Byrne, our Executive Vice President and Chief Operating Officer, and Daniel B. Platt, our Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Loss of their services could harm our operations. We have an employment agreement with Mr. Martin. That agreement could be terminated by either party at will.

OUR DEVELOPMENT OF PROPERTIES ACQUIRED FROM AN EXECUTIVE OFFICER COULD CREATE CONFLICTS OF INTEREST.

        We have various development projects which we acquired from Mr. Martin, concurrently with his appointment as President and Chief Executive Officer in 1995. While we have adopted procedures for decision-making with respect to those projects (including Mr. Martin's absence from Board of Directors meetings during certain discussions involving those projects), nevertheless the arrangement could result in conflicts of interest in one or more of the projects.

WE COULD INCUR UNANTICIPATED EXPENSES IF WE FAIL TO QUALIFY AS A REIT.

        The Company has elected to qualify as a real estate investment trust under the Code. We believe that since 1987 we have satisfied the REIT qualification requirements. However, the IRS could challenge our REIT qualification for taxable years still subject to audit. Moreover, we may fail to qualify as a REIT in future years. A REIT generally is not taxed on distributed income if it distributes to its stockholders at least 95% of its real estate investment trust taxable income. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual or quarterly basis) established under highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. In addition, REIT qualification involves the determination of various factual matters and circumstances not entirely within our control.

        If in any taxable year we failed to qualify as a REIT, we would not be allowed to deduct distributions to stockholders in computing taxable income. Furthermore, we would be subject to federal income tax on our taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to our stockholders would be reduced for each of the years involved. Although we currently intend to operate as a qualified REIT, future economic, market, legal, tax or other considerations may impair our REIT qualification or may cause our Board of Directors to revoke the REIT election. See "Federal Income Tax Considerations."

WE COULD INCUR COSTS FROM ENVIRONMENTAL PROBLEMS, EVEN IF WE DID NOT CAUSE OR CONTRIBUTE TO THEM.

        Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of those substances, or the failure to properly remediate them, may impair the owner's or operator's ability to sell or rent the property or to borrow using the property as collateral. A person who arranges for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removing or remediating the substances at a disposal or treatment facility, whether or not that person owns or operates the facility. Since we own (directly and indirectly), operate, manage and develop real properties, for liability purposes we may be considered an owner or operator of those properties or as having arranged for the disposal or treatment of hazardous or toxic substances. As a result, we could have to pay removal or remediation costs. Furthermore, certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. Thus, we might have to pay other costs, including governmental fines and costs related to injuries to persons and property, resulting from the environmental condition of our properties, regardless of whether we actually contributed to such conditions.

WE ARE SUBJECT TO RISKS FROM DEBT FINANCED ACQUISITIONS.

        Like many owners of real estate, we borrow money to finance the acquisition, development and operation of properties. We currently have a line of credit facility (the "Credit Facility") that has both secured and unsecured portions. We have pledged some of our properties as collateral to secure loans made by various lenders, including loans made under our Credit Facility. Neither our charter nor our bylaws limit the amount of indebtedness that we may incur. Although provisions contained in the Credit Facility limit the amount of additional indebtedness we may incur, those covenants permit us to incur substantial indebtedness beyond our current level. Currently, we may borrow up to $205 million under our Credit Facility. We have utilized the Credit Facility to finance certain recent acquisitions and may use it to fund the acquisition of additional properties and for other general corporate purposes. The Credit Facility requires that we comply with a number of financial covenants. We are also obligated by other indebtedness secured by individual properties. We may not be able to meet our debt service obligations or to comply with the financial covenants in our debt instruments. If this occurred, certain lenders might be entitled to demand immediate repayment of the related indebtedness and to commence foreclosure proceedings against the property securing the indebtedness, which could cause us to lose some or all of our assets. Furthermore, a downturn in the economy could make it difficult for us to borrow money on favorable terms. If this occurred, we might need to sell certain assets at unfavorable prices to enable us to repay some of our loans. We would be subject to the risks normally associated with debt financing, including:

  - the risk that our cash flow will be insufficient to meet required payments of principal and interest;

  - the risk that interest rates on indebtedness (such as borrowings under the Credit Facility) bearing interest at floating rates will increase; and

  - the risk that existing indebtedness cannot be refinanced or that the terms of refinancing will be less favorable than the terms of existing indebtedness.

Our mortgage indebtedness (other than indebtedness under the Credit Facility) is generally nonrecourse to us. However, even with respect to nonrecourse mortgage indebtedness, we could be obligated to pay our lenders for certain deficiencies resulting, among other things, from fraud, misapplication of funds and environmental liabilities.

WE OWN PROPERTIES JOINTLY WITH OTHER ENTITIES AND ARE COMMITTED TO EXPAND OUR JOINT VENTURE ACTIVITIES.

        We may from time to time acquire interests in joint ventures (which may be organized as limited liability companies, limited or general partnerships, joint ventures or other enterprises) formed to own or develop real property or interests in real property, including the CalPERS and the CUIP joint ventures described below. We may acquire minority interests in joint ventures and also may acquire interests as a passive investor without rights to actively participate in management of the joint ventures. Investments in joint ventures involve additional risks, including the possibility that the other participants may become bankrupt or have economic or other business interests or goals which are inconsistent with our interests, that we will be unable to direct the management and policies of the joint ventures and that other participants may take action contrary to our instructions or requests or our policies and objectives or which could jeopardize our ability to maintain qualification as a REIT. These investments may also have the potential risk of impasse on decisions, such as a sale, because no single entity has full control over the joint ventures. We will, however, seek to maintain sufficient control of these joint ventures to achieve our business objectives and to preserve our status as a REIT, although we may not be successful in doing so. If we are not successful, our business and operations will be impaired and we may not be able to make distributions to our stockholders. There is no limitation under our organizational documents as to the amount of available funds that we may invest in joint ventures.

        CALPERS. On August 31, 1998 we entered into an agreement with the State of California Public Employees' Retirement System ("CalPERS") pursuant to which CalPERS has an 80% interest and the Operating Partnership a 20% interest in a joint venture. The purpose of the joint venture is to serve as the vehicle through which we and CalPERS expect to invest in neighborhood, community, promotional and specialty retail centers in the western region of the United States. Although the Operating Partnership is the manager of the joint venture, CalPERS is entitled to certain rights which may be inconsistent with our interests. CalPERS is entitled to a priority return on its investment in the joint venture before any return is paid to the Operating Partnership. The priority return is equal to a 5.00% annual rate of return (adjusted for inflation) plus a premium which could raise the priority return substantially. Also, subject to certain limitations, CalPERS may elect to convert its joint venture interest in one or more properties held by the joint venture into shares of our Common Stock (up to an aggregate of 9.8% of the number of outstanding shares of our Common Stock). In addition, under the joint venture agreement, the Operating Partnership is obligated to:

  - observe a number of policies established by CalPERS with respect to its investments generally;

  - consult regularly with CalPERS relative to its policies for real estate investments;

  - establish an annual business plan for the joint venture that is subject to CalPERS' approval;

  -  advise CalPERS concerning major developments; and

  - obtain CalPERS' approval before taking specified major activities with respect to the properties owned by the joint venture.

        As of October 1, 1998, CalPERS made an initial contribution to this new joint venture of five retail properties in Colorado, Texas and Oregon, of which it had previously been the sole owner under arrangements with previous advisors, valued at approximately $80,000,000. On October 2, 1998, the joint venture purchased a retail shopping center for approximately $13,310,000. We intend to contribute properties owned directly by the Operating Partnership as our initial contribution. The joint venture agreement contemplates an aggregate $400 million investment by CalPERS and $100 million investment by us through the period ending December 31, 1999, and provides for up to $165 million of leverage through mortgage or line of credit borrowings by the joint venture. Subject to certain qualifications, in making future acquisitions, we are committed to offer qualifying retail property investment opportunities to the joint venture until the parties' respective investment obligations are satisfied, before making such acquisitions solely for our own direct account. We can give no assurance that the investment goals of the joint venture will be satisfied or that CalPERS and we may not agree to expand such goals or to vary our respective 80/20% participation in the joint venture.

        CUIP. In addition, we have agreements with an institutional investor, California Urban Investment Partners ("CUIP"), relating to our joint ownership of two shopping center properties, Margarita Plaza and Ladera Center, each acquired in 1996. Each property is owned by a separate limited liability company, of which both CUIP and the Operating Partnership are managing members. We own a 25% interest and CUIP owns a 75% interest in each joint venture. The principal investor in CUIP is CalPERS.

OUR INSURANCE COVERAGE IS LIMITED.

        We carry comprehensive general liability coverage and umbrella liability coverage on all of our properties. We believe that our properties are adequately insured against liability claims and the cost of defending those claims (subject to deductibles and subject to the limitations described below on insurance for losses caused by earthquake or flood). Similarly, we believe that our properties are adequately insured on a replacement cost basis (subject to deductibles) against the risk of direct physical damage for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. Certain types of extraordinary losses, however, either are not insurable or are not economically insurable. Should any uninsured loss occur, we could lose our investment in, and anticipated revenues from, a property. An uninsured loss could have a material adverse effect on our business and operations and our ability to make distributions to our stockholders. Currently we also insure certain properties for loss caused by earthquake in the aggregate amount of $50 million (subject to deductibles) and six of our properties for loss caused by flood. Because of the high cost of this type of insurance coverage and the wide fluctuations in price and availability, we have determined that the risk of loss due to earthquake and flood does not justify the cost to increase this coverage any further under current market conditions. However, we could suffer material harm if an earthquake, flood or other natural disaster occurs.

RISK FACTORS RELATING TO THE REDEMPTION OF UNITS AND THE PURCHASE OF SHARES

PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS MAY DISCOURAGE ACQUISITION
PROPOSALS.

        Charter and Bylaws. Certain provisions contained in our charter and bylaws may discourage third parties from making proposals to acquire us, regardless of whether some of the stockholders may consider the proposal to be in their best interest. These provisions include the following:

  - Our bylaws provide that a special meeting of stockholders may be called by stockholders only when called by stockholders who hold shares representing a majority of votes entitled to be cast at the meeting. This provision could make it difficult for a stockholder to call a meeting for the purposes of approving a change of control without the support of the Board of Directors.

  - Our charter authorizes the Board of Directors to reclassify the Company's authorized capital stock without approval of the stockholders generally, which could result in a substantial increase above the 5,000,000 shares of Preferred Stock presently authorized. The ability of our Board of Directors to issue Preferred Stock without stockholder approval, and to establish the preferences and rights of any class or series issued, could allow the Board of Directors to issue a class or series of Preferred Stock that would discourage or delay a tender offer or change in control.

  - Our charter generally limits any holder from acquiring more than 9.8% of the value of our capital stock or number of shares of our outstanding Common Stock. The ownership limits in the charter may also limit the opportunity for stockholders to receive a premium for their shares of Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of Common Stock or otherwise effect a change in control.

  - Pursuant to the terms of the Preferred Stock set forth in the Articles Supplementary, except in limited circumstances, the Company may not take certain actions, including the merger or consolidation of the Company or the Operating Partnership with any person in or as a result of which the valuation of the Common Stock is not in excess of $15.375.

        OPERATING PARTNERSHIP AGREEMENT. We conduct substantially all of our business through the Operating Partnership. We are the sole general partner of the Operating Partnership and, except in limited circumstances, have exclusive management power over the business and affairs of the Operating Partnership. Furthermore, we may not be removed as general partner of the Operating Partnership, with or without cause, by the holders of limited partnership units. As a result of this structure, a third party may be deterred from making an acquisition proposal that it might otherwise make.

REDEEMING UNITS WILL CHANGE YOUR INVESTMENT.

        If you hold Units and exercise your right to require that we redeem all or a portion of your Units, you may receive cash or, at our option, Common Stock, in the case of Common Units, and Preferred Stock, in the case of Preferred Units. If you receive cash, you will no longer have any interest in the Operating Partnership (except to the extent that you retain Units) and you will not benefit from any subsequent increases in our share price and you will not receive any future distributions from us (unless you retain or acquire Units or additional shares of capital stock in the future). If you receive capital stock, you will become a stockholder of Burnham Pacific Properties, Inc. rather than a holder of Units in Burnham Pacific Operating Partnership, L.P. and as such will have different economic and corporate governance rights from those you had as a holder of Units.

REDEEMING UNITS WILL CREATE TAX LIABILITIES.

        If we acquire your Units in exchange for cash or capital stock, the redemption of your Units will be treated for tax purposes as a sale of your Units. The redemption will be fully taxable to you, and you will be treated as realizing for tax purposes an amount equal to the sum of (a) the cash you receive or the value of the capital stock you receive plus (b) the amount of any liabilities of the Operating Partnership allocable to the exchanged Units at the time of the redemption or exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of capital stock you would receive in the redemption. In addition, your ability to sell a substantial number of shares of capital stock in order to raise cash to pay your tax liabilities associated with the redemption of Units may be limited as a result of fluctuations in the market price of our Common Stock or the value of our Preferred Stock or as a result of there being no organized public market for Preferred Stock, and the price you receive for those shares may not equal the value of your Units at the time of the redemption or exchange.

        If we do not acquire the Units you tender for redemption in exchange for our capital stock, and the Operating Partnership redeems the Units for cash, the tax consequences may differ. See "Description of Units and Redemption of Units of Operating Partnership -- Tax Consequences of Redemption."

IF A UNITHOLDER REDEEMS UNITS, THE ORIGINAL RECEIPT OF THE UNITS MAY BE SUBJECT TO TAX.

        Your original receipt of the Units may be treated as a taxable sale under the "disguised sale" rules of the Code if you redeem your Units. Subject to several exceptions, the tax law generally provides that a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration from the partnership to the partner will be presumed to be a taxable sale if the two transactions happen within a two-year time period. The presumption may be overcome if the facts and circumstances clearly establish that the transfers are not a sale. On the other hand, if two years have passed between the original contribution of property and the transfer of money or other consideration, the transactions will not be presumed to be a taxable sale unless the facts and circumstances clearly establish that they should be. You should consult your own tax advisor regarding your personal situation prior to tendering Units for redemption.

THERE IS NO PUBLIC MARKET FOR PREFERRED STOCK.

        At the present time, there is no trading market for the Preferred Stock, and the limited number of shares of Preferred Stock, even if all of such shares were issued, would likely inhibit the development of an organized public market. A stockholder's ability to sell Preferred Stock will depend upon a variety of factors including the amount available for sale, the terms under which they are available to purchasers and the objectives of potential investors in the Company.

THE PRICE OF OUR CAPITAL STOCK IS SUBJECT TO GENERAL MARKET FORCES.

        A variety of factors may influence the price of our capital stock. The price of our capital stock, including shares of our Common Stock which are listed on the New York Stock Exchange, could drop based on such factors as:

  -  an increase in market interest rates;

  - public perception that companies dependent on retail tenants are doing poorly in comparison to other companies owning other types of properties and catering to different types of tenants;

  - the announcement of new acquisitions or development projects by us or our competitors;

  - quarterly variations in our operating results or the operating results of our competitors; and

  - changes in earnings (losses) or other estimates by analysts or reported results that vary from those estimates.

        In addition, the stock market may experience significant price fluctuations which, although unrelated to our performance, could cause the market value of our capital stock to drop. If the market value of our capital stock experiences periods of volatility, securities litigation could be initiated against us. This litigation could cost us substantial financial and management resources and could have a material adverse effect on our business and operations and our ability to make distributions to our stockholders.

        A stockholder's ability to sell Preferred Stock will depend upon a variety of factors including the amount available for sale, the terms under which they are available to purchasers and the objectives of potential investors in the Company.

THE COMPANY'S ABILITY TO PAY DIVIDENDS DEPENDS UPON DISTRIBUTIONS RECEIVED FROM THE OPERATING PARTNERSHIP.

        The Operating Partnership owns our properties and conducts our business. Accordingly, the sole source of the Company's funds to pay dividends is distributions that the Operating Partnership pays to its partners, including the Company in its capacity as both general partner and a limited partner owning Preferred Units and Common Units of the Operating Partnership. Although the Company, as sole general partner of the Operating Partnership, intends to cause the Operating Partnership to make distributions to it (and to the other partners of the Operating Partnership) sufficient to enable the Company to pay dividends to the holders of its capital stock, the inability or failure of the Operating Partnership to make such distributions at any time would directly affect the Company's ability to pay dividends.

THE REGISTRATION AND OTHER RIGHTS OF THE CAPITAL STOCK MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF THE SHARES.

        We have given holders of (i) the Preferred Shares, (ii) Preferred Units and (iii) Common Units registration rights which include "demand" and "piggyback" registration rights with respect to the following shares of capital stock that are the subject of this Prospectus:

  - 2,800,000 Preferred Shares which the Selling Stockholders may issue for sale,

  - up to 2,000,000 shares of Preferred Stock which we may issue upon redemption of Preferred Units,

  - up to 7,804,878 shares of Common Stock which we may issue upon conversion of the Preferred Stock, and

  - up to 574,472 shares of Common Stock which we may issue upon redemption of currently outstanding Common Units that were issued in connection with an acquisition, plus an additional undetermined number of additional Common Units that may be issuable pursuant to an "earn-out" provision of another acquisition but which are not being registered for sale under this Prospectus.

        The Operating Partnership has also invested in certain other real estate partnerships and limited liability companies and has issued Common Units to contributors of other properties, which Common Units are not being registered for sale under this Prospectus. Certain partners in those other limited partnerships and limited liability companies and the holders of such Common Units have the right to have their interests in the partnerships and limited liability companies redeemed for cash or, at our option, for shares of our Common Stock. These partners also have certain "demand" and "piggyback" registration rights with respect to the shares of our Common Stock that may be issued in exchange for their limited partnership, limited liability company or Operating Partnership interests. All of the registration rights discussed above could materially adversely affect the market price for our capital stock.

        In addition, holders of Preferred Stock have rights of first offer to purchase a pro rata share of shares of our capital stock which we may offer in the future. These rights of first offer could have a material adverse effect on the market price for our capital stock.

SEPARATE RISKS RELATING TO TWO CLASSES OF STOCK

ANTI-DILUTION PROVISIONS OF THE PREFERRED STOCK MAY LEAD TO SUBSTANTIAL DILUTION OF THE HOLDERS OF COMMON STOCK.

        Each share of Preferred Stock is convertible, at the option of the holder, into the number of shares of Common Stock determined by dividing the $25 stated value of the Preferred Stock by the Conversion Price. The "Conversion Price" is initially $15.375 per share but is subject to adjustment pursuant to certain antidilution provisions. Such conversion right is exercisable by a holder of Preferred Stock with respect to 25% of the shares held of record by such holder on and after each of December 31, 1998, March 31, 1999, June 30, 1999 and September 30, 1999 (or earlier in the event of a Change of Control or certain other defined events). As of December 1, 1998, subject to anti-dilution adjustments contained in the Articles Supplementary, each share of Preferred Stock was convertible into approximately 1.626 shares of Common Stock. In order to protect the holders of Preferred Stock, the Conversion Price may be reduced in certain circumstances to prevent dilution of their ownership. For instance, in the event (i) the Company issues or sells Common Stock, or securities exercisable for or convertible into Common Stock, at a purchase or exercise price (as applicable) of less than $14.375 per share and (ii) such issuance would trigger a reduction in the Conversion Price of at least 1.0% under the formula set forth in the Articles Supplementary, then the Conversion Price will be reduced pursuant to a formula based upon the proportion of the value of Common Stock issuable at less than the Conversion Price to the value of all Common Stock to be outstanding following such issuance. If, however, any shares of Common Stock are issued or issuable at or less than $11.00 per share, then the Conversion Price will be fully reduced to such lower price. Any such reduction in the Conversion Price would likely have a significant dilutive effect on the holders of Common Stock both as a result of the initial dilutive transaction as well as the impact of the antidilution provisions of the Preferred Stock triggered by such transaction. See "Description of Securities--Preferred Stock--Conversion Right." The proportionate ownership, voting power and earnings per share of the holders of Common Stock could be substantially diluted in the event that we engage in a dilutive transaction and consequently issue a substantial number of additional shares of Common Stock and/or Preferred Stock. This, in turn, could adversely affect the market price of the shares offered by this Prospectus.

CONCENTRATION OF VOTING AND CONSENT POWER OF THE HOLDERS OF THE PREFERRED STOCK MAY BE DETRIMENTAL TO THE HOLDERS OF COMMON STOCK.

        The holders of shares of Preferred Stock have the right to vote on all matters on which the holders of Common Stock are entitled to vote on an "as converted" basis with holders of shares of the Common Stock, as though part of the same class as holders of Common Stock.

        While any shares of Preferred Stock are outstanding, the Company may not, without approval of holders of at least a majority of the outstanding shares of Preferred Stock voting separately as a class, take any of several actions described in the Articles Supplementary that would diminish the right of the holders of

Preferred Stock (including the authorization or issuance of any class or series of stock that would rank prior to or on a parity with the Preferred Stock) or that would result in the Company's transfer of its general partnership interest in the Operating Partnership or a merger or consolidation of assets which would result in the Common Stock having a value of less than $15.375 per share, or the termination (as defined in the Articles Supplementary) of the Company's qualification as a real estate investment trust, or a Change of Control (as defined in the Articles Supplementary) or certain other actions. See "Description of Securities--Preferred Stock--Conversion Right."

        The holders of the Preferred Stock have the contractual right to submit a recommendation to the Nominating Committee of the Board of Directors for the election of a director at each annual meeting of stockholders (until the number of outstanding shares of Preferred Stock is reduced to a specified number). In addition, under the Company's Articles Supplementary, upon the failure of the Company to pay the full amount of the Preferred Stock preferential dividend for four consecutive quarters or upon certain Voting Rights Defaults (as defined in the Articles Supplementary) of the Company in its obligations with respect to the holders of Preferred Stock, the holders of the Preferred Stock will have the right, as a class, to elect two additional directors of the Company, until such defaults are cured. The interests of the holders of the Preferred Stock, and indirectly the director or directors elected by the holders of the Preferred Stock, may differ from or conflict with the interests of the holders of Common Stock. See "Description of Securities--Preferred Stock--Other Provisions" for a description of certain other rights of the holders of Preferred Stock and of holders of Preferred Units, and of certain obligations of the Company in connection therewith.

        The holders of the Preferred Stock have certain consent rights to actions we may take. We may not, among other things, make certain revisions to our corporate structure and operations, without the approval of holders of at least a majority of the outstanding shares of Preferred Stock, voting as a separate class. This includes (i) revisions that would affect the rights, priority and preferences of the Preferred Stock, (ii) the merger or consolidation of us or the Operating Partnership with another entity, (iii) the sale of all or substantially all of our assets, and (iv) undergoing a change in control of either us or the Operating Partnership. See "Description of Securities--Preferred Stock--Voting Rights." As of the date of this Prospectus, Westbrook holds the substantial majority of all outstanding shares of the Preferred Stock.

        In addition, upon conversion of the Preferred Stock (including the shares of Preferred Stock that may be issued upon redemption of the Preferred Units) into shares of Common Stock, the holders of Preferred Stock would hold approximately 18.8% of all outstanding shares of Common Stock (assuming exchange of all partnership interests in the Operating Partnership into shares of Common Stock, and assuming that all 4,800,000 shares of Preferred Stock were fully convertible and were converted on the date of this Prospectus). Consequently, upon such conversion, the holders of Preferred Stock would, as a class, be the largest stockholder in the Company and could have considerable influence with respect to the election of directors and the approval or disapproval of significant corporate actions. See "Description of Securities--Preferred Stock--Conversion Right."

        In view of the substantial influence of the holders of the Preferred Stock over our affairs, you should note that interests of the holders of the Preferred Stock do not necessarily coincide with those of the holders of the Common Stock. Therefore, actions by the holders of the Preferred Stock will not necessarily be in the best interests of the holders of Common Stock.

                                    THE COMPANY

        We are a fully-integrated real estate operating company which acquires, rehabilitates, develops and manages retail properties in the western region of the United States. The Company began operations through a predecessor in 1963, became a real estate investment trust ("REIT") in 1987 and today is one of the largest public owners and operators of non-mall retail properties on the West Coast. Our properties are primarily neighborhood and community shopping centers located in major metropolitan areas. We focus on shopping centers in mature trade areas with a limited supply of vacant land and with established consumer shopping patterns. These characteristics help limit potential future competition in a trade area. We also own four office and industrial properties which we consider non-strategic and which we may sell as suitable opportunities arise. Title to our properties is held by or for the benefit of the Operating Partnership or various subsidiaries of the Operating Partnership.

        We own our properties and conduct substantially all of our business through the Operating Partnership, of which the Company is the sole general partner and, as the holder of preferred and common limited partnership units, the owner of a substantial majority of the economic interests. Other limited partners of the Operating Partnership are persons who have contributed interests in properties to the Operating Partnership in exchange for limited partnership units of the Operating Partnership. Such transactions have enabled us to reduce the amount of cash consideration paid for the acquired properties while also providing the contributors the opportunity to defer recognition of federal income taxes on their disposition of such properties. Holders (other than the Company) of Units issued on such acquisitions generally have the right, after a specified period of time, to cause the Operating Partnership to redeem such Units for cash. In lieu of redemption for cash, the Company has the right to exchange a like number of shares of its capital stock for the Units being redeemed.

        Among the properties that we have acquired where Units of the Operating Partnership were issued as part of the acquisition price are the following:

  - On December 31, 1997, we acquired Simi Valley Plaza shopping center in Simi Valley, California from Simi Valley Plaza LLC. The Operating Partnership issued 574,483 Common Units as a part of the consideration for such acquisition.

  - Also on December 31, 1997, we acquired a portfolio of 20 California shopping centers (the "Golden State Properties Portfolio") from investment funds affiliated with Blackacre Capital Group, L.P. and individuals affiliated with Highridge Partners (collectively "Blackacre") pursuant to a Contribution Agreement. The Operating Partnership issued 2,000,000 Preferred Units to members of Blackacre, and undertook to issue additional Common Units and/or cash as a part of an "earn-out" provision in the Golden State Properties Portfolio Contribution Agreement. The Company contributed additional funds to enable the Operating Partnership to acquire these properties, which funds included the proceeds from the Company's issuance to Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham Co-Holdings, L.L.C. (collectively "Westbrook") of 2,800,000 shares of Preferred Stock. Concurrently with the Company's issuance of these Shares of Preferred Stock, the Operating Partnership issued to the Company 2,800,000 Preferred Units whose distribution and other economic terms mirror the distribution and other economic terms of the Preferred Shares. (As a matter of convenience among themselves, Westbrook and Blackacre requested us to issue 10 of the 2,800,000 Preferred Shares in the name of Blackacre and 10 of the 2,000,000 Preferred Units in the name of Westbrook.)

See "Description of Units and Redemption of Units of Operating Partnership" for a description of the Common Units and Preferred Units that were issued in such transactions.

        In August 1998, the Operating Partnership and the State of California Public Employees' Retirement system ("CalPERS") entered into a joint venture agreement for the acquisition of neighborhood, community, promotional and specialty retail centers in the western region of the United States. The joint venture agreement contemplates an aggregate $400 million investment by CalPERS and $100 million investment by us through the period ending December 31, 1999, and provides for up to $165 million of leverage through mortgage or line of credit borrowings by the joint venture. Subject to certain qualifications, in making future acquisitions, we are committed to offer qualifying retail property investment opportunities to the joint venture until CalPERS' and our respective investment obligations are satisfied, before making such acquisitions solely for our own direct account. We can give no assurance that the investment goals of the joint venture will be satisfied or that CalPERS and we may not agree to expand such goals or to vary our respective 80/20% participation in the joint venture. See "Risk Factors--We Own Certain Properties Jointly with Other Entities and are Committed to Expand Our Joint Venture Activities."

        Our Company is incorporated under the laws of the State of Maryland. Our offices are located at 610 West Ash Street, 16th Floor, San Diego, California 92101. Our telephone number is (619) 652-4700.

                           DESCRIPTION OF SECURITIES

        THE DESCRIPTION OF THE COMPANY'S CAPITAL STOCK SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPANY'S CHARTER AND BYLAWS, EACH AS AMENDED AND RESTATED, COPIES OF WHICH ARE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. SEE "AVAILABLE INFORMATION."

GENERAL

        Under its charter, the Company has authority to issue up to 100 million shares of stock, consisting of 75 million shares of Common Stock, five million shares of Preferred Stock and 20 million shares of "Excess Stock" (as described below), each with a par value of $.01 per share. As of December 1, 1998, the Company has 31,948,008 shares of Common Stock issued and outstanding and 2,800,000 million shares of Preferred Stock issued and outstanding and held by the Selling Stockholders. In addition, at such date the Operating Partnership has 2,800,000 Preferred Units and 1,785,477 Common Units outstanding (other than those held by the Company). If tendered to the Operating Partnership for redemption, the Units held by persons other than the Company may be exchanged for shares of Preferred Stock or Common Stock, as the case may be, on a one-for-one basis at the option of the Company, subject to the expiration of certain "lock-out" periods specified in agreements relating to the issuance of such Units and subject to certain adjustments to prevent dilution and certain limitations imposed to protect the Company's status as a REIT.

PREFERRED STOCK

        As part of the financing for the Company's acquisition of a portfolio of the Golden State Properties Portfolio, which was completed on December 31, 1997, the Company issued 2,800,000 shares of its Preferred Stock to Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham Co-Holdings, L.L.C. in a privately negotiated sale. The Preferred Stock is the only series of preferred stock of the Company that is outstanding as of the date of this Prospectus. The Preferred Stock ranks senior to the Common Stock with respect to dividend rights and distributions upon liquidation, dissolution and winding up of the Company. The principal terms of the Preferred Stock are summarized below. This summary does not purport to be complete and is subject to, and qualified in entirety by, the complete text of the Articles Supplementary to the Company's charter filed as an exhibit to the Company's Report on Form 8-K dated January 14, 1998 (the "Articles Supplementary"), which is incorporated by reference herein.

        STATED VALUE AND LIQUIDATION PREFERENCE

        The Preferred Stock has a stated value of $25 per share (the "Stated Value"), and upon the distribution of assets on the liquidation, dissolution or winding up of the Company each share of Preferred Stock is entitled to a preferential payment (the "Liquidation Preference") of the Stated Value plus any accrued and unpaid dividends prior to the payment of any amount with respect to shares of the Common Stock.

        Until the holders of the Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Common Stock upon the liquidation, dissolution or winding up of the Company. If, upon such liquidation, dissolution or winding up, the assets of the Company, or the proceeds thereof, distributable among the holders of the shares of the Preferred Stock are insufficient to pay in full the Liquidation Preference, then such assets, or the proceeds thereof, will be distributed pro rata to the holders of shares of the Preferred Stock (and any shares of stock which are on parity with the Preferred Stock as to distributions on liquidation) in accordance with their respective holdings thereof.

     Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or any part of the Company's assets for cash or securities, will be considered a liquidation, dissolution or winding up of the Company.

        DIVIDENDS AND DISTRIBUTIONS

        Each share of Preferred Stock is entitled to receive cumulative quarterly cash dividends equal to the greater of (i) 2.00% (per quarter) of the per share Stated Value, and (ii) the amount of dividends payable on the number of shares of Common Stock into which the shares of Preferred Stock are then convertible. The cumulative quarterly cash dividends will accrue daily and will, to the extent not paid in full on the applicable dividend payment date, together with accruals thereon, accrue at the compounded quarterly rate of 2.00% from that date until payment is made, whether or not the Company has earnings or surplus.

        Unless and until all accrued dividends on the Preferred Stock through the last preceding dividend payment date have been paid, the Company may not
(i) declare or pay any dividend, make any distribution (other than a distribution payable solely in shares of Common Stock), or set aside any funds or assets for payment or distribution with regard to any Common Stock (or any other stock junior to the Preferred Stock, together with Common Stock ("Junior Shares")), (ii) redeem or purchase (directly or through subsidiaries), or set aside any funds or other assets for the redemption or purchase of, any Junior Shares or (iii) authorize, take or cause to be taken any action as general partner of the Operating Partnership that will result in (A) the declaration or payment by the Operating Partnership of any distribution to its partners (other than distributions made concurrently with distributions payable to the Company in respect of its partnership interest or Preferred Units in each case that will be used by the Company to fund the payment of dividends (such distributions to the Company being referred to as "Authorized Distributions")), or set aside any funds or assets for payment of any distributions (other than Authorized Distributions) or (B) the redemption or purchase (directly or through subsidiaries), or the setting aside of any funds or other assets for the redemption or purchase of, any partnership interests in the Operating Partnership.

        While any shares of Preferred Stock are outstanding, the Company may not pay any dividend on any shares of any class or series of stock of the Company which ranks on a parity with the Preferred Stock as to payment of dividends unless at least a proportionate payment is made with regard to all accrued dividends on the Preferred Stock (except, as to any shares of the Preferred Stock as to which a notice of conversion has been furnished by the holder thereof, at the effective time of conversion) through the most recent preceding dividend payment date.

        CONVERSION RIGHT

        Each share of Preferred Stock is convertible into the number of shares of Common Stock obtained by dividing the Stated Value per share by the Conversion Price. As of December 1, 1998, each share of Preferred Stock was convertible into approximately 1.626 shares of Common Stock. The Conversion Price will be adjusted if the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares,
(iii) combines its outstanding Common Stock into a smaller number of shares,
(iv) issues rights or warrants to the holders of its Common Stock as a class entitling them to purchase Common Stock at a price per share less than the then Conversion Price, or (v) distributes to the holders of its Common Stock as a class any shares of stock of the Company (other than Common Stock) or evidences of indebtedness or assets (other than those referred to in the previous clause) to purchase any of its securities. Furthermore, in the event
(i) the Company issues or sells Common Stock, or securities exercisable for or convertible into Common Stock, at a purchase or exercise price (as applicable) of less than $14.375 per share and (ii) such issuance would trigger a reduction in the Conversion Price of at least 1.0% under the formula set forth in the Articles Supplementary, then the Conversion Price will be reduced pursuant to a formula based upon the proportion of the value of Common Stock issuable at less than the Conversion Price to the value of all Common Stock to be outstanding following such issuance. If, however, any shares of Common Stock are issued or issuable at or less than $11.00 per share, then the Conversion Price will be fully reduced to such lower price. Any such reduction in the Conversion Price would likely have a significant dilutive effect on the holders of Common Stock both as a result of the initial dilutive transaction as well as the impact of the antidilutive provisions of the Preferred Stock triggered by such transaction. Such conversion right is exercisable by a holder of Preferred Stock with respect to 25% of the shares held of record by such holder on and after each of December 31, 1998, March 31, 1999, June 30, 1999 and September 30, 1999 (or earlier in the event of a Change of Control or certain other defined events).

        On and after January 1, 2003, the Company may give notice of mandatory conversion of all of the outstanding Preferred Stock if the average of the volume weighted average price (the "VWAP") of the Common Stock on each of the twenty trading days immediately prior to the notice of mandatory conversion (the "Current Market Price") and the VWAP on the trading day immediately prior to the notice of mandatory conversion and the trading day immediately prior to the date of the intended conversion is greater than the Conversion Price, and after such notice all such outstanding shares shall be mandatorily converted into Common Stock; except that each holder of Preferred Stock shall have the right, prior to the date established for such mandatory conversion, instead to cause the Company to redeem such holder's Preferred Stock at its Stated Value plus accrued dividends to the redemption date multiplied by a percentage equal to 105% if the redemption date is prior to December 31, 2003, decreasing by 1% each year thereafter (but not less than 100% after December 31, 2007).

        VOTING RIGHTS

        The holders of shares of Preferred Stock have the right to vote on all matters on which the holders of Common Stock are entitled to vote on an "as converted" basis with holders of shares of the Common Stock, as though part of the same class as holders of Common Stock.

        While any shares of Preferred Stock are outstanding, the Company may not, without approval of holders of at least a majority of the outstanding shares of Preferred Stock voting separately as a class, take any of several actions described in the Articles Supplementary that would diminish the right of the holders of Preferred Stock (including the authorization or issuance of any class or series of stock that would rank prior to or on a parity with the Preferred Stock) or that would result in the Company's transfer of its general partnership interest in the Operating Partnership or a merger or consolidation of assets which would result in the Common Stock having a value of less than $15.375 per share, or the termination of the Company's qualification as a real estate investment trust, or a Change of Control (as defined in the Company's Articles Supplementary) or certain other actions.

        The holders of the Preferred Stock have the right to submit a recommendation to the Nominating Committee of the Board of Directors for the election of a director at each annual meeting of stockholders (until the number of outstanding shares of Preferred Stock is significantly reduced). In addition, upon the failure of the Company to pay the full amount of the Preferred Stock preferential dividend for four consecutive quarters or upon certain other defaults of the Company in its obligations with respect to the Preferred Stock, the holders of the Preferred Stock will have the right, as a class, to elect two additional directors of the Company, until such defaults are cured. See "--Other Provisions" for a description of certain other rights of the holders of Preferred Stock and of holders of Preferred Units, and of certain obligations of the Company in connection therewith. See "Risk Factors --Separate Risk Relating to Two Classes of Stock."

        The Company shall act on or with respect to any matter as to which it is entitled or requested to act in its capacity as a holder of Preferred Units of the Operating Partnership by voting or otherwise acting with respect to all such Preferred Units solely in accordance with instructions received from a majority of the holders of Preferred Stock.

        REGISTRATION RIGHTS

        The Company has entered into registration rights agreements with the holders of Preferred Stock and Preferred Units which require it, under certain circumstances, to register under the Securities Act shares of Preferred Stock which are (i) currently issued and outstanding and (ii) issuable upon redemption of Preferred Units and shares of Common Stock issuable upon conversion of Preferred Stock. These registration rights agreements give the holders of the applicable securities both "demand" and "piggyback" registration rights.

COMMON STOCK

        DISTRIBUTION RIGHTS

        Holders of Common Stock are entitled to receive distributions on their shares if, as and when the Board of Directors authorizes and declares such distributions, subject to the provisions of the Company's charter regarding Excess Stock. A more detailed description of Excess Stock may be found below under the heading "--Excess Stock."

        LIQUIDATION/DISSOLUTION RIGHTS

        In a liquidation or dissolution of the Company, each share of Common Stock entitles its holder to share (based on the percentage of shares held) in any assets that remain after the Company pays its liabilities and any preferential distributions owed to the holders of Preferred Stock and any other series of preferred stock issued in the future.

        VOTING RIGHTS

        Subject to the provisions of the Company's charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as otherwise required by law or except as provided with respect to any other class or series of preferred stock issued in the future, the holders of Common Stock and the holders of Preferred Stock possess exclusive voting power. The holders of Preferred Stock have the right to vote on all matters submitted to a vote of the holders of Common Stock on an "as-converted" basis. There is no cumulative voting in the election of directors, which means that the holders of a majority of the votes cast for directors can, subject to certain rights of holders of preferred stock, elect all of the directors then standing for election.

        RESTRICTIONS ON TRANSFER

        See "--Excess Stock" below for a description of certain provisions of the Company's charter designed to preserve the Company's status as a qualified REIT that limit the transfer of, and provide the Company with a right to redeem, shares of capital stock (including shares of Common Stock) and that also provide for the conversion of such stock into Excess Stock, in certain circumstances.

        OTHER TERMS

        Subject to the provisions of the Company's charter regarding Excess Stock, all shares of Common Stock have equal dividend, distribution, liquidation and other rights, which rights are, however, subject to preferential rights of shares of Preferred Stock and any other series of preferred stock that may be outstanding. Holders of shares of Common Stock have no preference, conversion, sinking fund, redemption or exchange rights or preemptive rights. A conversion feature is one where a stockholder has the option to convert his shares to a different security, such as debt or preferred stock. A sinking fund or redemption right is one where a stockholder will have the right to redeem his shares (for cash or other securities) at some point in the future. Sometimes a redemption right is paired with an obligation of the company to create an account into which the company must deposit money to fund redemption (i.e., a sinking fund). Preemptive rights are rights granted to stockholders to subscribe for a percentage of any other securities we offer in the future based on the percentage of shares owned.

        REGISTRATION RIGHTS

        The Company has entered into registration rights agreements with certain holders of Common Units which require it, under certain circumstances, to register under the Securities Act certain shares of Common Stock issuable upon redemption of the Common Units and upon conversion of Preferred Stock. These registration rights agreements give the holders of the applicable securities both "demand" and "piggyback" registration rights.

        INFORMATION

        The Company furnishes its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

        EXTRAORDINARY TRANSACTIONS

        Pursuant to Maryland law and the Company's charter, the Company generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast. In addition, a number of other provisions of Maryland law could significantly affect the shares of Common Stock and the rights and obligations of its holders. See "--Certain Provisions of Maryland Law."

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for the Common Stock is EquiServe Limited Partnership, 525 Washington Boulevard, Jersey City, New Jersey 07303.

POWER TO ISSUE ADDITIONAL SHARES OF STOCK

        The charter grants the Board of Directors the power to authorize the issuance of additional authorized but unissued shares of Common Stock and preferred stock (including any unissued shares of any series of preferred stock, to the extent permitted by the terms of these series). The Board of Directors may also classify or reclassify unissued shares of Common Stock or preferred stock or Excess Stock and authorize the issuance of these classified or reclassified shares of stock. Under Maryland law and the charter, the Board of Directors is required to fix the terms and conditions for each class or series, subject to the provisions of the charter regarding Excess Stock, prior to the issuance of the shares of each class or series of stock. These terms and conditions include preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption.

        This power provides the Board of Directors with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded, the additional classes or series, as well as the Common Stock, will generally be available for issuance without further action by stockholders. However, the issuance of additional series of preferred stock with rights senior to the Preferred Stock must be approved by the holders of Preferred Stock. Although the Board of Directors does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority of, the Common Stock might receive a premium for their shares over the then-current market price.

EXCESS STOCK

        GENERAL. As a protective measure, the Company's charter provides for the issuance of a separate class of capital stock, referred to as "Excess Stock," to attempted transferees of capital stock in transactions that may endanger the Company's REIT qualification. The specific terms of Excess Stock and the conditions giving rise to its issuance are described in more detail below.

        OWNERSHIP LIMIT. As a REIT, the Company is required to comply with a number of complicated rules under the Code. Among other things, the Code requires that, with certain limited exceptions, REITs satisfy the following ownership limitations:

        - not more than 50% in value of the REIT's outstanding capital stock may be owned, directly or indirectly after applying complex attribution rules, by five or fewer "individuals" (which is defined to include a variety of types of tax-exempt entities or relationships) during the last half of its taxable year, and

       - such capital stock must be beneficially owned by 100 or more persons during at least 335 days of each taxable year.

        In order to protect its status as a qualified REIT, the Company's charter contains limitations on the amount of its capital stock that any one party may hold. The Company's "Ownership Limit" and "Common Stock Ownership Limit" (collectively, "Ownership Limit") prohibits any holder from owning, or being deemed to own by virtue of the attribution provisions of the Code:

        - more than 9.8% in value of the Company's outstanding capital stock; or

        - more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, including shares of Common Stock issuable upon conversion of any other outstanding shares of capital stock of the Company.

        The charter deems holders to own all stock that they (1) actually own, (2) constructively own after applying the attribution rules specified in the Code, and (3) have the right to acquire upon exercise of any rights, options or warrants or conversion of any convertible securities. Holders may include natural persons, corporations, estates, trusts, partnerships or other entities. The fact that certain affiliated entities, such as separate mutual funds advised by the same investment adviser, may own more than 9.8% of the value of all outstanding capital stock in the aggregate will not of itself result in the Ownership Limit being exceeded, even though that investment advisor may be considered to be the "beneficial owner" of such stock for purposes of Section 13(g) of the Exchange Act.

        VIOLATION OF OWNERSHIP LIMIT. The charter provides that any attempted transfer of capital stock is null and void if it would result in a violation of the Ownership Limit or the disqualification of the Company as a REIT. These provisions include any transfer that results in the Company being "closely held" within the meaning of Section 856(h) of the Code. In the event of such an attempted transfer, the intended transferee will acquire no rights to the capital stock attempted to be transferred. Instead, the shares of capital stock will automatically be exchanged for shares of Excess Stock and these shares of Excess Stock will automatically be transferred, by operation of law, to a trustee for the exclusive benefit of one or more charitable beneficiaries designated from time to time by the Company (except to the extent described below). The trustee will be named by the Board of Directors of the Company, but must be unaffiliated with the Company and the purported transferee of the Excess Stock (the "Prohibited Owners").

        RIGHTS OF EXCESS STOCK. The Excess Stock held in trust (a) will be considered to be issued and outstanding shares of stock of the Company, (b) will be entitled to receive distributions declared by the Company and (c) may be voted by the trustee for the exclusive benefit of the charitable beneficiary. The charter requires a Prohibited Owner to repay to the Company any dividend or distribution which it receives prior to the discovery that capital stock was transferred in violation of the Ownership Limit. The Company is then required to turn over the amount of the repayment to the trustee. The charter also retroactively nullifies any votes cast by the Prohibited Owner prior to the discovery that a transfer violated the Ownership Limit. The charter does provide, however, that the retroactive nullification of the vote cast with respect to the relevant shares of capital stock will not adversely affect the rights of any third party who relied in good faith upon the effectiveness of the matter that was the subject of the stockholder action as to which such votes were cast.

        TRANSFERABILITY OF EXCESS STOCK. As a general rule, holders may not transfer Excess Stock. Subject to the Company's redemption right described below, the trustee may transfer the shares of Excess Stock to a purchaser who could own such shares without violating the Ownership Limit. Upon such sale, the shares of Excess Stock automatically convert back into shares of the class or series of capital stock or convertible security from which they were originally converted.

        After Excess Stock is transferred in this way, the Prohibited Owner shall receive from the proceeds of the sale the lesser of (i) the price paid by the Prohibited Owner for the shares and (ii) the price per share received by the trustee from the sale of the shares. If the Prohibited Owner received the Excess Stock by gift, devise or otherwise without giving value for such stock, then it shall receive the lesser of the market price of the shares on the day of the event causing the shares to be held in trust, as determined in the manner set forth in the charter, and (ii) the price per share received by the trustee from the sale of the shares. Any remaining sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the charitable beneficiary.

        REDEMPTION RIGHT. In addition to the transfer restrictions described above, the Company or its designee has the right to purchase all or any portion of the Excess Stock from the trustee for a period of 90 days from the time the Company receives written notice of the prohibited transfer or other event resulting in the exchange of capital stock for Excess Stock. Under the charter, the purchase price will be the lesser of (a) the price paid for the stock by the Prohibited Owner or (b) the market price of the stock on the date the Company exercises its option to purchase. If the Prohibited Owner received such stock by gift, devise or otherwise without giving value for such stock, the market price of the stock at the time of the prohibited transfer will be used in lieu of the price paid. Upon any such purchase by the Company, the trustee must distribute the purchase price to the Prohibited Owner.

        ADDITIONAL CHARTER PROVISIONS REGARDING THE OWNERSHIP LIMIT. The Ownership Limit will not preclude settlement of transactions on the New York Stock Exchange or any other stock exchange on which capital stock of the Company is listed but the provisions of the charter shall remain applicable to the transferee and to any shares transferred. If the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT, then these restrictions on transferability and ownership will not apply.

        Upon demand by the Company, each stockholder and each proposed transferee of capital stock must disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of shares of stock as the Board of Directors deems necessary to comply with, or determine compliance with, the provisions of the Code applicable to REITs or the requirements of any taxing authority or governmental agency.

        CERTAIN EXCEPTIONS TO OWNERSHIP LIMIT. The Board of Directors may waive the Ownership Limit if it obtains such representations and undertakings as are reasonably necessary for it to ascertain that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT and if the Board of Directors decides that such waiver is in the best interests of the Company. Based upon representations of Blackacre under the Contribution Agreement and of Westbrook under the Stock Purchase Agreement that no individual would, after applying applicable attribution rules of the Code, own more than 9.8% of the Common Stock or of the value of all of the capital stock of the Company, and on certain other representations and agreements, the Board of Directors has partially waived the Ownership Limits that would otherwise limit the amount of capital stock of the Company that Westbrook could own and that would otherwise limit the number of shares of Preferred Stock and of Common Stock that Blackacre may acquire upon the exchange of their Operating Partnership Units for capital stock of the Company.

        The Ownership Limit does not apply to shares of capital stock acquired pursuant to an all cash tender offer for all outstanding shares of capital stock in conformity with applicable laws if both of the following conditions are met:

        - At least two-thirds of the outstanding shares of capital stock are tendered and accepted pursuant to such tender offer. The securities held by the tender offeror and/or its affiliates and associates are not included in determining whether the two-thirds threshold has been met.

        - The tender offeror commits in such tender offer, if the offer is accepted by the holders of two-thirds of the outstanding stock, to give any non-tendering stockholders a reasonable opportunity to put their capital stock to the tender offeror at a price not less than that paid pursuant to the tender offer.

CERTAIN PROVISIONS OF MARYLAND LAW

        MARYLAND BUSINESS COMBINATION STATUTE

        Maryland law prohibits certain "business combinations," including mergers, consolidations, share exchanges, certain asset transfers and certain issuances of equity securities, between a Maryland corporation and any person or entity that owns 10% or more of the voting power of the corporation's shares (an "Interested Stockholder"). This prohibition exists for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected. There is an exception to this rule when, among other things, the holders of the corporation's shares receive a minimum price (as defined in Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for the shares that it owns. However, these provisions of Maryland law do not apply to "business combinations" with an Interested Stockholder that are approved or exempted by the board of directors of the corporation before that Interested Stockholder becomes an Interested Stockholder.

        Our Board of Directors has adopted a resolution rendering these "business combinations" provisions inapplicable to the Company. However, the Board of Directors has reserved the right to revoke their resolution if doing so is in the best interest of the Company and our stockholders.

        MARYLAND CONTROL SHARE ACQUISITION STATUTE

        Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on that matter by stockholders. "Control Shares" are voting shares that, if aggregated with all other such shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

               (1) one-fifth or more but less than one-third;

               (2) one-third or more but less than a majority; or

               (3) a majority of all voting power.

        Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain expenses.

        If voting rights are not approved at a stockholder meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value. If voting rights for Control Shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.

        The Company's bylaws contain a provision which exempts the acquisition of the Company's capital stock from these restrictions. However, the Board of Directors, by two-thirds majority vote, may repeal this exemption either before or after an acquisition of control shares if it determines that doing so is in the best interest of our stockholders. The Board of Directors may do this without stockholder approval.

     DESCRIPTION OF UNITS AND REDEMPTION OF UNITS OF OPERATING PARTNERSHIP

        THE FOLLOWING DESCRIPTION OF CERTAIN PROVISIONS OF THE OPERATING PARTNERSHIP AGREEMENT, AND OF THE FIRST AMENDMENT THERETO THAT WAS ENTERED INTO CONCURRENTLY WITH THE CLOSING OF THE ACQUISITION OF THE GOLDEN STATE PROPERTIES PORTFOLIO ON DECEMBER 31, 1997, IS QUALIFIED IN ALL RESPECTS BY THE PROVISIONS OF THE OPERATING PARTNERSHIP AND OF THE FIRST AMENDMENT FILED AS EXHIBITS TO THE COMPANY'S REPORTS ON FORM 8-K DATED DECEMBER 16, 1997 AND JANUARY 14, 1998, RESPECTIVELY, AND OF SCHEDULE C TO SUCH FIRST AMENDMENT FILED AS AN EXHIBIT TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, WHICH EXHIBITS ARE HEREBY INCORPORATED BY REFERENCE HEREIN.

        COMMON UNITS.

        The Operating Partnership Agreement provides that, subject to the preferences of any class or series of partnership interest established by the general partner, the Operating Partnership shall make distributions pro rata to partners holding Common Units and to the general partner as such in proportion to their respective partnership interests. The Company will hold as many Common Units (including for this purpose all Units held by it as general partner and as limited partner) as there are shares of Common Stock of the Company outstanding from time to time, and contemplates making quarterly distributions to the holders of Common Units concurrently with and in the same amounts as dividends paid by the Company on its Common Stock (which amount is currently at the quarterly rate of $0.2625).

        In addition, the Operating Partnership Agreement provides that on the December 31 or June 30 coinciding with or next following the first anniversary of the issuance of Common Units (or earlier in the event of certain extraordinary transactions), the holder of each Common Unit will have the right to require the Operating Partnership to redeem the Unit at a redemption price equal to the then market value of a share of Common Stock. Such redemption will be in cash, except that the Company may assume the redemption obligation and pay the redemption in the form of registered shares of its Common Stock.

        PREFERRED UNITS.

        By the First Amendment, the Company, as general partner of the Operating Partnership, established a series of 4,800,000 preferred units of limited partnership interest designated as "Series 1997-A Preferred Limited Partner Units" and issued 2,000,000 Preferred Units to the contributors of the Golden State Properties Portfolio and 2,800,000 Preferred Units to the Company. The economic rights of holders of Preferred Units, with respect to distributions and upon liquidation, are identical to the rights of holders of Preferred Stock. Distributions by the Operating Partnership with respect to Preferred Units held by the Company will provide the funds to enable the Company to make its distributions to the holders of the Preferred Stock. Holders of Preferred Units other than the Company have the right to redeem their Preferred Units for cash equal to the greater of the $25 per share Stated Value of an equivalent number of shares of Preferred Stock or the value of the number of shares of Common Stock for which the shares of Preferred Stock are exchangeable. In lieu of delivering cash, however, the Company may, at its option, choose to acquire any Preferred Units so tendered by issuing shares of Preferred Stock in exchange (upon which exchange the number of Preferred Units held by the Company will increase so that the Company will always hold a number of Preferred Units equal to the number of outstanding shares of Preferred Stock).

        In general, the terms of the First Amendment that define the economic rights of holders of Preferred Units other than the Company are substantially identical to the provisions of the Articles Supplementary that define the economic rights of the holders of Preferred Stock. See "Description of Securities--Preferred Stock" above.

TAX CONSEQUENCES OF REDEMPTION

        The following discussion summarizes certain federal income tax considerations that may be relevant to a Unitholder who redeems its Units.

        TAX TREATMENT OF EXCHANGE OR REDEMPTION OF UNITS

        If the Company elects to purchase Preferred Units or Common Units tendered for redemption, the Operating Partnership Agreement provides that the transaction will be treated as a sale of Units by the Unitholder to the Company at the time of the redemption. The sale will be fully taxable to the redeeming Unitholder and the redeeming Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash value or the value of the shares of Preferred Stock or Common Stock received in the exchange plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount and character of gain or loss is discussed more fully below. See "--Computation and Character of Gain or Loss" below.

        If the Company does not elect to purchase a Unitholder's Units tendered for redemption, and the Operating Partnership redeems the Units for cash that the Company contributes to the Operating Partnership to effect the redemption, the redemption likely would be treated for tax purposes as a sale of the Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the tax consequences would be the same as if the Company elected to purchase the Units for cash, as described above.

        If the Company does not elect to purchase the Units tendered for redemption, and the Operating Partnership redeems all of a Unitholder's Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would likely be the same as described in the previous paragraph, although the matter is not free from doubt. If the Operating Partnership redeems less than all of a Unitholder's Units, however, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any Operating Partnership liabilities allocable to the redeemed Units, exceeded the Unitholder's adjusted basis in all of the Unitholder's Units immediately before the redemption. This result may differ if the redemption were treated as a disguised sale. See "Potential
Application of the Disguised Sale Regulations to a Redemption of Units" below.

        If the Company contributes cash to the Operating Partnership to effect a partial redemption of a Unitholder's Units, and the form of the transaction is respected for tax purposes so that the redemption transaction is treated as the redemption of the Unitholder's Units by the Operating Partnership rather than a sale of Units to the Company, the income tax consequences to a Unitholder would be the same as described in the preceding paragraph.

        COMPUTATION AND CHARACTER OF GAIN OR LOSS

        If a Unitholder disposes of a Unit in a manner that is treated as a sale of the Unit, or a Unitholder otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Unit. See "--Basis of Units" below. Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of the capital stock received plus the amount of any Operating Partnership liabilities allocable to the Units sold. To the extent that the amount of cash or property received plus the allocable share of any Operating Partnership liabilities exceeds the Unitholder's basis for the Units disposed of, the Unitholder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of any capital stock received upon such disposition.

        Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a Unitholder's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

        BASIS OF UNITS

        In general, a Unitholder who acquired his Units by contribution of property and/or money to the Operating Partnership had an initial tax basis in his Units ("Initial Basis") equal to the sum of (i) the amount of money contributed (or deemed contributed as described below) and (ii) his adjusted tax basis in any other property contributed in exchange for such Units, and less the amount of any money distributed (or deemed distributed, as described below) in connection with the acquisition of the Units. The Initial Basis of Units acquired by other means would have been determined under the general rules of the Code, including the partnership provisions, governing the determination of tax basis. Other rules, including the "disguised sale" rules discussed below, also may affect Initial Basis, and Unitholders are urged to consult their own tax advisors regarding their Initial Basis. A Unitholder's Initial Basis in his Units generally is increased by (i) such Unitholder's share of Operating Partnership taxable and tax-exempt income and (ii) increases in such Unitholder's allocable share of liabilities of the Operating Partnership (including any increase in his share of liabilities occurring in connection with the acquisition of his Units). Generally, a Unitholder's basis in his Units is decreased (but not below zero) by (i) the Unitholder's share of Operating Partnership distributions, (ii) decreases in the Unitholder's allocable share of liabilities of the Operating Partnership (including any decrease in his share of liabilities of the Operating Partnership occurring in connection with the acquisition of his Units), (iii) the Unitholder's share of losses of the Operating Partnership and (iv) the Unitholder's share of nondeductible expenditures of the Operating Partnership that are not chargeable to his capital account.

        POTENTIAL APPLICATION OF THE DISGUISED SALE REGULATIONS TO A REDEMPTION OF UNITS

        There is a risk that a redemption by the Operating Partnership of Units issued in exchange for a contribution of property to the Operating Partnership may cause the original transfer of property to the Operating Partnership in exchange for Units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership if the two transactions happen within a two-year time period. This presumption may be overcome if the facts and circumstances clearly establish that the transfers do not constitute a sale. Nonetheless, if the transactions occur within a two-year period, the partner may be obliged to report them to the IRS. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

        Accordingly, if a Unit is redeemed by the Operating Partnership from a Unitholder who holds Units that were issued in exchange for a contribution of property to the Operating Partnership, the IRS could contend that the Disguised Sale Regulations apply because the Unitholder will thus receive cash subsequent to a previous contribution of property to the Operating Partnership. In that event, the IRS could contend that the contribution was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming Unitholder to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Code. Each Unitholder is advised to consult its own tax advisors to determine whether redemption of its Units could be subject to the Disguised Sale Regulations.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON STOCK

        The nature of any investment in the Company's Preferred Stock or Common Stock is generally economically equivalent to an investment in Preferred Units or Common Units (as the case may be) in the Operating Partnership. A holder of a share of capital stock receives the same distribution that a holder of the equivalent class of Units receives and stockholders and Unitholders generally share in the risks and rewards of ownership in the same enterprise. There are, however, differences between ownership of Units and ownership of capital stock, some of which may be material to investors.

        The information below highlights a number of significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation and compares certain legal rights associated with being a partner in the Operating Partnership and being a stockholder of the Company, respectively. These comparisons are intended to assist Unitholders in understanding how their investment will be changed if their Units are acquired for capital stock. This discussion is summary in nature and does not constitute a complete discussion of these matters. Holders of Units should carefully review the balance of this Prospectus and the Registration Statement of which this Prospectus is a part for additional important information about the Company.

                   FORM OF ORGANIZATION AND ASSETS OWNED

    THE OPERATING PARTNERSHIP

The Operating Partnership is
organized as a Delaware limited
partnership and is the entity through
which the Company conducts
substantially all of its business and
owns (either directly or indirectly
through subsidiaries) substantially
all of its assets. The Board of
Directors of the Company manages the
affairs of the Operating Partnership
by directing the affairs of the
Company.

    THE COMPANY

The Company is a Maryland corporation
which has elected to be taxed as a
REIT under the Code and intends to
maintain its qualifications as a
REIT. The Company maintains interests
as the sole general partner in the
Operating Partnership, and as the
holder of both Preferred and Common
limited partner Units in the
Operating Partnership, which gives
the Company an indirect investment in
those properties and other assets
owned by the Operating Partnership.

                            LENGTH OF INVESTMENT

    THE OPERATING PARTNERSHIP

The Operating Partnership has a
stated termination date of December
31, 2095, although it may be
terminated earlier under certain
circumstances.

    THE COMPANY

The Company has a perpetual term and
intends to continue its operations
for an indefinite time period.

       NATURE OF INVESTMENT IN PREFERRED EQUITY AND DISTRIBUTION RIGHTS

     THE OPERATING PARTNERSHIP

The Preferred Units constitute equity
interests entitling each Preferred
Unitholder to his pro rata share of
cash distributions made to the
Preferred Unitholders of the
Operating Partnership. In general,
the Operating Partnership is
structured so that Preferred
Unitholders receive distributions on
their Preferred Units equal to the
dividend for the same period on a
share of Preferred Stock of the
Company.

As a partnership, the Operating
Partnership is not subject to federal
income taxation. In determining their
federal income tax, partners of the
Operating Partnership, including
Preferred Unitholders, must take into
account their allocable share of
partnership income, gain, deduction
and loss (regardless of whether
distributed), and otherwise are
subject to the rules governing the
taxation of partnerships and
partners. By contrast, Preferred
Unitholders who receive Preferred
Stock upon exercise of their
redemption rights will be taxed on
such investment in accordance with
the rules governing REITs. See
"Federal Income Tax Considerations."

     THE COMPANY

The Preferred Stock constitutes an
equity interest in the Company. The
Company is entitled to receive any
operating cash flow and capital cash
flow remaining after a distribution
to the holders of Preferred Units and
Common Units has been effected. Each
stockholder will be entitled to his
pro rata share of any dividends or
distributions paid with respect to
Preferred Stock. The dividends
payable to the holders of Preferred
Stock are cumulative and not fixed in
amount, but are only paid if, when
and as declared by the Board of
Directors. In order to qualify as a
REIT, the Company must distribute at
least 95% of its taxable income
(excluding capital gains), and any
taxable income (including capital
gains) not distributed will be
subject to corporate income tax.

         NATURE OF INVESTMENT IN COMMON EQUITY AND DISTRIBUTION RIGHTS

     THE OPERATING PARTNERSHIP

The Common Units constitute equity
interests entitling each Common
Unitholder to his pro rata share of
cash distributions made to the Common
Unitholders of the Operating
Partnership. In general, the
Operating Partnership is structured
so that Common Unitholders receive
distributions on their Common Units
equal in amount to the dividend for
the same period on a share of Common
Stock of the Company.

As a partnership, the Operating
Partnership is not subject to federal
income taxation. In determining their
federal income tax, partners of the
Operating Partnership, including
Common Unitholders, must take into
account their allocable share of
partnership income, gain, deduction
and loss (regardless of whether
distributed), and otherwise are
subject to the rules governing the
taxation of partnerships and
partners. By contrast, Common
Unitholders who receive Common Stock
upon exercise of their redemption
rights will be taxed on such
investment in accordance with the
rules governing REITs. See "Federal
Income Tax Considerations."

     THE COMPANY

The Common Stock constitutes an
equity interest in the Company. The
Company is entitled to receive any
operating cash flow and capital cash
flow remaining after a distribution
to the holders of Preferred Units and
Common Units has been effected. Each
stockholder will be entitled to his
pro rata share of any dividends or
distributions paid with respect to
Common Stock after the payment of
dividends on outstanding Preferred
Stock. The dividends payable on
Common Stock are not fixed in amount
and are only paid if, when and as
declared by the Board of Directors.
In order to qualify as a REIT, the
Company must distribute at least 95%
of its taxable income (excluding
capital gains), and any taxable
income (including capital gains) not
distributed will be subject to
corporate income tax.

                 ISSUANCE OF ADDITIONAL EQUITY

     THE OPERATING PARTNERSHIP

The Operating Partnership is
authorized to issue additional Units
and such other partnership interests
(including partnership interests of
different series or classes that may
be senior to Common Units) as the
Company may determine in its sole
discretion as general partner;
provided, however, that the Operating
Partnership may not issue partnership
interests senior or on parity with
the Preferred Units without consent
of holders of at least a majority of
the Preferred Units. Subject to
certain limitations with respect to
the rights of Preferred Units, the
relative rights, powers and duties of
such additional Units or other
interests will be determined by the
Company in its sole discretion. The
Operating Partnership may issue Units
and other partnership interests to
the Company, as long as such
interests are issued in connection
with a comparable issuance of its
capital stock and proceeds raised in
connection with the issuance of such
capital stock are contributed to the
Operating Partnership. The issuance
of additional Units or other similar
partnership interests may result in
the dilution of the interests of the
existing Unitholders.

     THE COMPANY

The Board of Directors of the Company
may issue, in its discretion,
additional equity securities
consisting of Common Stock or any
other series of capital stock (which
may be classified and issued as a
variety of equity securities,
including one or more classes of
Common or Preferred Stock, in the
discretion of the Board of Directors)
so long as the total number of shares
issued does not exceed the authorized
number of shares of capital stock set
forth in the Company's charter. The
Company may not issue additional
equity securities which would
adversely affect the rights of the
Preferred Stock without consent of
holders of at least a majority of the
Preferred Stock. The issuance of
additional shares of Common Stock,
Preferred Stock or other similar
equity securities may result in the
dilution of the interests of the
existing stockholders. The Operating
Partnership Agreement contemplates
that the Company will contribute the
proceeds of any additional equity
securities to the Operating
Partnership. Each time the Company
issues additional shares of Common
Stock, the number of Common Units
held by the Company will increase so
that the Company will always hold the
same number of Common Units as there
are shares of Common Stock
outstanding. Similarly, there will be
an increase in the number of
Preferred Units held by the Company
to correspond with an increase in the
number of outstanding shares of
Preferred Stock.

                     LIQUIDITY OF COMMON EQUITY

     THE OPERATING PARTNERSHIP

Subject to certain limitations, a
Common Unitholder may transfer the
economic interest to all or any
portion of his Common Units without
the consent of the general partner.
However, the general partner's
consent is required in circumstances
where a transfer (i) would affect the
treatment of the Company or Operating
Partnership under state or federal
law, particularly with respect to
tax, partnership, and securities
laws, or (ii) would impose legal
obligations on the Company or
Operating Partnership.

Subject to certain conditions,
including the expiration of one or
more specified "lock-out" periods,
each Common Unitholder has the right
to elect to have his Common Units
redeemed by the Operating
Partnership. Upon redemption, the
Unitholder will receive, at the
Company's election, either shares of
Common Stock or the cash equivalent
in exchange for Common Units.

     THE COMPANY

The Company's Common Stock is freely
transferable subject to the
requirements of the Securities Act.
The Common Stock is listed on the New
York Stock Exchange. The breadth and
strength of this market will depend,
among other things, upon the number
of shares outstanding, the Company's
financial results and prospects, the
general interest in the Company's and
other real estate investments and the
Company's dividend yield compared to
that of other debt and equity
securities.

                         LIQUIDITY OF PREFERRED EQUITY

     THE OPERATING PARTNERSHIP

Subject to certain limitations, a
Preferred Unitholder may transfer the
economic interest to all or any
portion of his Preferred Units
without the consent of the general
partner. However, the general
partner's consent is required in
circumstances where a transfer (i)
would affect the treatment of the
Company or Operating Partnership
under state or federal law,
particularly with respect to tax,
partnership, and securities laws, or
(ii) would impose legal obligations
on the Company or Operating
Partnership.

Subject to certain conditions,
including the expiration of one or
more specified "lock-out" periods,
each Preferred Unitholder has the
right to elect to have his Preferred
Units redeemed by the Operating
Partnership. Upon redemption, the
Unitholder will receive, at the
Company's election, either shares of
Preferred Stock or cash equal to the
greater of the Stated Value plus
accrued and due dividends or the
value of shares of Common Stock into
which the Preferred Stock is
convertible.

     THE COMPANY

The Company's Preferred Stock is
freely transferable subject to the
requirements of the Securities Act.
The Preferred Stock is not listed on
an exchange and is not publicly
traded.

On and after December 31, 1998, March
31, 1999, June 30, 1999, and
September 30, 1999, each holder of
shares of Preferred Stock may convert
25% of its Preferred Stock into
shares of Common Stock. Upon
conversion, each holder of Preferred
Stock will be entitled to receive for
each of its shares of Preferred Stock
a number of shares of Common Stock
equal to Stated Value plus accrued
and due dividends, divided by a
conversion price of $15.375 (subject
to antidilution adjustments).

                           PURPOSE AND PERMITTED INVESTMENTS

     THE OPERATING PARTNERSHIP

The Operating Partnership's purpose
is to conduct any business that may
be lawfully conducted by a Delaware
limited partnership, except that the
Operating Partnership Agreement
requires the business of the
Operating Partnership to be conducted
in a manner that permits the Company
to be classified as a REIT for
Federal income tax purposes and
avoids any Federal income or excise
tax liability. Subject to the
foregoing limitation, the Operating
Partnership may invest or enter into
partnerships, joint ventures or
similar arrangements, own interests
in any other entity, lend Operating
Partnership funds, or reinvest the
Operating Partnership's cash flow and
net sale or refinancing proceeds.

     THE COMPANY

Under its charter, the Company may
engage in any lawful activity
permitted under Maryland law.

Neither the Company's charter nor its
bylaws impose any restrictions upon
the types of investments made by the
Company.

                   BORROWING POLICIES

     THE OPERATING PARTNERSHIP

The Operating Partnership has no
restrictions on borrowings, except
that it may not enter into a
financing relationship with the
Company or an affiliate of the
Company.

     THE COMPANY

The Company is not restricted under
its organizational documents from
incurring borrowings.

                      MANAGEMENT CONTROL

      THE OPERATING PARTNERSHIP

Generally, all management powers over
the business and affairs of the
Operating Partnership are vested in
the Company as general partner and no
other Unitholder of the Operating
Partnership has any right to
participate in or exercise control or
management power over the business
and affairs of the Operating
Partnership. The Operating
Partnership Agreement provides that
the Company shall be reimbursed for
all expenses incurred by it relating
to the management and business of the
Operating Partnership.

     THE COMPANY

The Board of Directors has exclusive
control over the Company's business
and affairs subject only to the
restrictions in its charter and
bylaws. The stockholders of the
Company will elect the Board of
Directors at each annual meeting of
stockholders. The policies adopted by
the Board of Directors may be altered
or eliminated without advice of the
stockholders. Accordingly, except for
their vote in the elections of
Directors, stockholders have no
control over the ordinary business
policies of the Company.

                        MANAGEMENT LIABILITY AND INDEMNIFICATION

     THE OPERATING PARTNERSHIP

The Operating Partnership Agreement
generally provides that the general
partner and any person acting on its
behalf will incur no liability to the
Operating Partnership or any
Unitholder for any act or omission
within the scope of the general
partner's authorities unless the
general partner acted in bad faith
and the act or omission was material
to the matter giving rise to the
liability.

The Operating Partnership Agreement
also provides for the indemnification
of the general partner and its
affiliates and any individual acting
on their behalf from any loss,
damage, claim or liability,
including, but not limited to,
reasonable attorneys' fees and
expenses, incurred by them by reason
of any act performed by them unless
(i) the act or omission was committed
in bad faith or with deliberate
dishonesty, (ii) the person
committing the act or omission
received improper benefit from the
conduct, or (iii) in the context of a
criminal proceeding, the person had
reason to believe the conduct was
unlawful in accordance with the
standards set forth above or in
enforcing the provisions of this
indemnity.

     THE COMPANY

Maryland law requires the Company
(unless the Company's charter
provides otherwise, which it does
not) to indemnify a director or
officer who has been successful in
the defense of any proceeding to
which he or she is made a party by
reason of service as an officer or
director. Maryland law permits us to
indemnify present and former
directors and officers against
judgments, penalties, fines,
settlements and reasonable expenses
incurred by them in connection with
any proceeding to which they are made
a party by reason of their service,
among other things, as an officer or
director, unless it is established
that (i) the act or omission of the
director or officer was material to
the matter giving rise to the
proceeding and (a) was committed in
bad faith or (b) was the result of
active and deliberate dishonesty,
(ii) the director or officer actually
received an improper personal benefit
in money, property or services or,
(iii) in the case of any criminal
proceeding, the director or officer
had reasonable cause to believe that
the act or omission was unlawful. The
Company's charter and bylaws
eliminate, to the fullest extent
permitted under Maryland law, the
personal liability of a director or
officer of the Company for monetary
damages for breaches of that person's
duty of care or other duties as a
director or officer. Furthermore,
each of the Company and the Operating
Partnership have entered into
individual indemnification agreements
with all of our officers and
directors providing the maximum
indemnification permitted under
Maryland law. The effect of these
agreements and the relevant
provisions of our charter and bylaws
is generally to eliminate the rights
of the Company and its stockholders
(through stockholders' derivative
suits on behalf of the Company) to
recover monetary damages against a
director or officer for breach of the
fiduciary duty of care (including
breaches resulting from negligent or
grossly negligent behavior). This
does not limit or eliminate the
rights of the Company or any
stockholder to seek non-monetary
relief such as an injunction or
recision in the event of a breach of
a director's or officer's duty of
care nor does it alter the liability
of a director or officer under
federal securities laws.

                           ANTITAKEOVER PROVISIONS

     THE OPERATING PARTNERSHIP

Except in limited circumstances, the
general partner has exclusive
management power over the business
and affairs of the Operating
Partnership. The general partner may
not be removed by the Unitholders
with or without cause.

      THE COMPANY

The Company's charter and bylaws and
Maryland law contain a number of
provisions that may have the effect
of delaying or discouraging an
unsolicited proposal to acquire the
Company or remove incumbent
management. See "Risk
Factors--Certain Provisions in
Organizational Documents May
Discourage Acquisition Proposals."

                            VOTING RIGHTS

     THE OPERATING PARTNERSHIP

Holders of Common Units have no right
to elect or remove the Company as the
general partner of the Operating
Partnership. Under the Operating
Partnership Agreement, the Company as
general partner may take any action
in a manner that it reasonably
believes to be in the best interests
of its stockholders or complies with
the REIT requirements for the
Company. The Company's ability to
make amendments to the Operating
Partnership Agreement is limited to
the extent described below.

      THE COMPANY

The Board of Directors directs the
Company's business and affairs.
Stockholders elect the Board of
Directors at annual meetings. All
shares of Common Stock have one vote
per share. The charter permits the
Board of Directors to classify and
issue preferred stock in one or more
series having voting power which may
differ from that of the Common Stock;
and holders of Preferred Stock have
the right to vote on a fully
converted basis with the holders of
Common Stock, as well as to vote as a
separate class on certain specified
matters.

Stockholders of the Company have the
right to vote, among other things, on
a merger or sale of all or
substantially all of the assets of
the Company, certain amendments to
the charter and dissolution of the
Company. Under Maryland law and the
charter, the sale of all or
substantially all of the assets of
the Company or any merger or
consolidation of the Company requires
the approval of the Board of
Directors and holders of a majority
of the outstanding shares of stock
entitled to vote on the matter. No
approval of the stockholders is
required for the sale of less than
substantially all of the Company's
assets. Under Maryland law and the
Company's charter and bylaws the
Board of Directors must obtain
approval of holders of a majority of
the votes entitled to be cast at a
meeting of stockholders in order to
dissolve the Company.

     AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE COMPANY'S CHARTER

     THE OPERATING PARTNERSHIP

Generally, the Operating Partnership
Agreement may be amended by the
general partner without the consent
of the other holders of limited
partnership Units. Certain amendments
affecting the rights, obligations,
authority and outside activities of
the general partner, the transfer of
partnership interests, transactions
with affiliates of the partnership
and dissolution of the partnership,
among other things set forth in the
Operating Partnership Agreement,
require consent of the Unitholders
holding a majority-in-interest of the
outstanding limited partnership units
(excluding limited partnership Units
which may be voted by the general
partner). Furthermore, the general
partner may not amend the Operating
Partnership Agreement in any manner
affecting the terms and conditions
of, or the rights or preferences of
the Preferred Units without approval
of (i) holders of at least a majority
of outstanding shares of Preferred
Stock, voting separately as a class,
and (ii) holders of at least a
majority of the outstanding Preferred
Units.

      THE COMPANY

Amendments to the charter must be
approved by the Board of Directors
and generally by the vote of a
majority of the votes entitled to be
cast at a meeting of stockholders
except as otherwise provided by law.
The Company may not amend the charter
in such a manner as would affect
adversely the preferences, conversion
and other rights, voting powers,
restrictions, limitations as to
dividends and other distributions,
qualifications and terms and
conditions of redemption of the
Preferred Stock without approval of
holders of at least a majority of
outstanding shares of Preferred
Stock, voting separately as a class.

                       COMPENSATION, FEES AND DISTRIBUTIONS

     THE OPERATING PARTNERSHIP

The general partner is not entitled
to receive any compensation for its
services as general partner of the
Operating Partnership. As a partner
in the Operating Partnership,
however, the general partner has the
same right to allocations and
distributions as other partners of
the Operating Partnership. In
addition, the Operating Partnership
will reimburse the general partner
for administrative expenses incurred
relating to the ongoing operation of
the Company and certain other
expenses arising in connection with
its role as general partner. All
officers of the Company are employees
of the Operating Partnership.

      THE COMPANY

The Directors receive compensation
for their services in the form of
capital stock of the Company. The
Operating Partnership pays the
compensation of the officers of the
Company.

                              LIABILITY OF INVESTORS

     THE OPERATING PARTNERSHIP

Under the Operating Partnership
Agreement and applicable Delaware
law, the liability of the limited
partners for the Operating
Partnership's debts and obligations
is generally limited to the amount of
their investment in the Operating
Partnership, together with any
interest in any undistributed income.

      THE COMPANY

Under Maryland law, stockholders
generally are not personally liable
for the debts or obligations of the
Company.

                             FEDERAL INCOME TAX CONSIDERATIONS

        As a REIT, the Company must comply with highly technical and complex requirements under the Code. The following discussion summarizes these requirements and their effect on the Company and its stockholders. The summary discussion is for general information only and is not an exhaustive list of all tax considerations that may be material. For example, this discussion does not address any state, local or foreign tax considerations. Also, this discussion does not address issues that arise as a result of your, or any other investor's, special circumstances or special status under the Code. The summary is qualified in its entirety by, and you should refer to, Sections 856 through 860 of the Code and the regulations thereunder, which set forth the particular provisions applicable to REITs.

        This discussion is not intended to be, nor should you construe it as, tax advice. You are urged to consult your own tax advisor to determine the impact of owning the Company's stock on your own personal situation, including tax consequences arising under the laws of any state, municipality or other taxing jurisdiction. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

        GENERAL

        Under the Code, if certain requirements are met in a taxable year, including the requirement that the REIT distribute to its stockholders at least 95% of its real estate investment trust taxable income for the taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. For these purposes, taxable income will be computed without regard to the dividends paid deduction and the Company's net capital gain. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income or net capital gains, the alternative minimum tax on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions. As discussed below, however, for taxable years beginning after December 31, 1997, stockholders may be credited for all or a portion of the taxes paid by the Company on its retained net capital gains. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

        THE COMPANY BELIEVES BUT CANNOT GUARANTEE THAT IT QUALIFIES AS A REIT

        The Company has elected to qualify as a REIT under the Code. In the opinion of Goodwin, Procter & Hoar LLP, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and its manner of operation has met and will continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon representations made by the Company as to factual matters and the continuation of such factual matters. You should be aware, moreover, that opinions of counsel are not binding upon the IRS or any court. In addition, qualification and taxation as a REIT in any tax year depends upon the Company's ability to meet the various source of income, ownership of assets, distribution and diversity of ownership requirements of the Code for qualification as a REIT in its actual results each tax year, which results will not be reviewed by Goodwin, Procter & Hoar LLP. Accordingly, no assurance can be given that the actual results of the Company for any particular tax year will in fact satisfy the requirements for qualification. Likewise, although the Company believes that it has operated in a manner which satisfies the REIT qualification requirements under the Code since 1987, no assurance can be given that the Company's qualification as a REIT will not be challenged by the IRS for taxable years still subject to audit.

        UNDISTRIBUTED LONG-TERM CAPITAL GAINS

        The Company may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. For taxable years beginning after December 31, 1997, if the Company so elects for a taxable year, the stockholders would include in income as long-term capital gains their proportionate share of the portion of the Company's undistributed long-term capital gains for the taxable year that the Company designates. A stockholder would be deemed to have paid his share of the tax paid by the Company on the undistributed capital gains, and the tax paid would be credited or refunded to the stockholder. The stockholder's basis in his stock would be increased by the amount of undistributed long-term capital gains included in the stockholder's long-term capital gains, less the stockholder's share of the capital gains tax paid by the Company. As discussed below, stockholders should note that the IRS has issued Notice 97-64 which provides interim guidance on the proper treatment of capital gains dividends and undistributed capital gains for individuals, estates and certain trusts.

        ORDINARY DIVIDENDS

        As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. Stockholders (as defined below) out of current or accumulated earnings and profits (and not designated as a capital gain dividends) will be taken into account by U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions on the Company's stock are out of current or accumulated earnings and profits, the Company's earnings and profits will be allocated first to the outstanding Preferred Stock, and then allocated to the Company's Common Stock.

        As used herein, the term "U.S. Stockholder" means a holder of Common or Preferred Stock that for United States federal income tax purposes is:

        -      a citizen or resident of the United States, or
        - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or
        - an estate, the income of which is subject to United States federal income taxation regardless of its source, or
        - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, AND
        - is not an entity that has a special status under the Code (such as a tax-exempt organization or dealer in securities).

        CAPITAL GAIN DIVIDENDS

        To the extent that the Company has net capital gain for a taxable year, dividends paid during the year (or that are deemed paid as discussed above, see "--Undistributed Long-Term Capital Gains") properly designated by it as long-term capital gains will be treated as such for the taxable year without regard to the period for which the stockholder has held his stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

        OTHER DIVIDENDS

        Distributions, other than capital gain dividends, in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of the stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's stock, the distribution will be treated as long-term capital gain or loss if the shares of stock have been held for more than 12 months and otherwise as short-term capital gain or loss, assuming the stock is a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a special date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

        CONVERSION OF PREFERRED STOCK TO COMMON STOCK

        No gain or loss generally will be recognized upon conversion of Preferred Stock into Common Stock except with respect to any cash paid in lieu of fractional shares of Common Stock. The tax basis of the Common Stock received upon such conversion will be equal to the tax basis of the Preferred Stock converted, and, provided the Preferred Stock is held as a capital asset, the holding period of the Common Stock will include the holding period of the Preferred Stock converted. Additionally, if a conversion takes place when there is a dividend arrearage on the Preferred Stock and the fair market value of the Common Stock exceeds the issue price of the Preferred Stock, a portion of the Common Stock received might be treated as a dividend distribution taxable as ordinary income.

        ADJUSTMENT OF CONVERSION PRICE

        When the conversion price of convertible preferred stock is adjusted to reflect certain taxable distributions with respect to the stock into which it is convertible, regulations under Section 305 of the Code treat the adjustment as a constructive distribution by the issuer, taxable as a dividend to the extent of the issuer's current or accumulated earnings and profits. Accordingly, under certain circumstances, an adjustment to the conversion price of the Preferred Stock may give rise to a deemed taxable dividend to the holders of such stock, whether or not they exercise their conversion privilege. In addition, the failure to fully adjust the conversion price of the Preferred Stock under some circumstances may give rise to a deemed taxable dividend to the holders of Common Stock.

                       NO PROCEEDS TO THE COMPANY

        Neither the Company nor the Operating Partnership will receive any cash proceeds from the issuance of any shares of Common Stock or Preferred Stock offered under this Prospectus. With each such issuance of shares of Common Stock or Preferred Stock as a result of a redemption of Units, however, the Company's economic interest in the Operating Partnership will increase.

        The Company also will not receive any cash proceeds from the sale of the Shares by the Selling Stockholders.

                            SELLING STOCKHOLDERS

        2,800,000 shares of Preferred Stock (the "Preferred Shares") may be offered from time to time by or for the account of the Selling Stockholders. The following table sets forth the name and number of shares of Preferred Stock beneficially owned by the Selling Stockholders as of December 1, 1998 and the respective percentages of Preferred Stock beneficially owned by each Selling Stockholder outstanding as of that date and that would be owned if the Company issues all 2,000,000 shares of Preferred Stock upon redemption of all outstanding Preferred Units of the Operating Partnership prior to any sale (or conversion into Common Stock) of the Preferred Shares owned by the Selling Stockholders. The number of shares of Preferred Stock beneficially owned by each Selling Stockholder is based upon information furnished by the Selling Stockholders which the Company believes to be accurate.


                                                                               Percent of Class
                                                                               -----------------
                                                                                             After Issuance
                                                   Preferred                               of 2,000,000 Shares
                                                    Shares                                 of Preferred Stock
                                                  Beneficially            Outstanding       Upon Redemption
Selling Stockholder                                  Owned                at 12/31/98     of Preferred Units
-------------------                             --------------            -----------     --------------------
Westbrook Burnham Holdings, L.L.C. ..........      2,495,538                  89.1%              52.0%
Westbrook Burnham Co-Holdings, L.L.C. .......        304,462                  10.9%               6.3%
                                                  -----------                ------             -------
                                                   2,800,000*                  100%              58.3%

------------------
* Blackacre SMC Master Holdings, L.L.C. is the record holder of 10 of these Shares.

        At the current exchange rate of 1.626 shares of Common Stock for each share of Preferred Stock, the conversion of all of the Preferred Shares held by the Selling Stockholders would result in Westbrook Burnham Holdings L.L.C. owning 4,057,745 shares of Common Stock and Westbrook Burnham Co-Holdings L.L.C. owning 495,055 shares of Common Stock for an aggregate of 4,552,800 shares of Common Stock.

        Any Prospectus Supplement which may be circulated relating to the sale or sales from time to time of a number of Preferred Shares (or, if the Preferred Shares have been converted into Common Stock, of shares of Common Stock) that is less than all of the Preferred Shares (or shares of Common Stock) owned by any Selling Stockholder will set forth the number and the percentage of the outstanding shares of Preferred Stock (or Common Stock) continuing to be held by the Selling Stockholder after completion of the sales described in the Prospectus Supplement.

                        PLAN OF DISTRIBUTION

        This Prospectus relates to the offer and sale from time to time of
(i) up to 2,800,000 Preferred Shares by the holders thereof, (ii) up to an additional 2,000,000 shares of our Preferred Stock which we may issue upon redemption of Preferred Units of the Operating Partnership, (iii) up to 7,804,878 shares of our Common Stock which we may issue upon conversion of the above referenced Preferred Stock at the initial conversion ratio of approximately 1.626 shares of Common Stock for each share of Preferred Stock,
(iv) up to an additional 574,483 shares of our Common Stock which we may issue upon redemption of Common Units of the Operating Partnership, and (v) an indeterminate number of additional shares of our Common Stock which we may issue as a result of the anti-dilution provisions of the Preferred Stock. We are filing the registration statement of which this Prospectus is a part to fulfill our contractual obligations to the Selling Stockholders and to the holders of the Preferred Units and Common Units and to provide them with freely tradable securities.

        The Selling Stockholders from time to time may offer and sell the Preferred Shares or shares of Common Stock into which the Preferred Shares are convertible (collectively, the "Shares") held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

        We will not receive any proceeds from the sale of the Shares by the Selling Shareholders or the issuance of the other securities offered hereby. We have agreed to bear certain expenses of registration of the Shares and other securities offered under this Prospectus under federal and state securities laws.

        The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for indemnification arrangements between the Company and the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of Shares for whom they may act as agent. The Selling Stockholders and any dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

        The distribution of the Shares by or for the account of the Selling Stockholders also may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or from purchasers of Shares for whom they may act as agents. Underwriters may sell Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Company has agreed to indemnify the underwriters, if any, against certain liabilities, including liabilities under the Securities Act.

        At a time a particular offer of Shares is made by or for the account of the Selling Stockholders, a Prospectus Supplement, may, if required, be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information. The Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

        In order to comply with the securities laws of certain states, if applicable, the Shares to be sold by or for the account of the Selling Stockholders may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

        The Shares may also be sold by or for the account of the Selling Stockholders in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate.

                                  LEGAL MATTERS

        Certain legal matters, including the legality of the shares of Preferred Stock and Common Stock offered hereby, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                      EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus and in the Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein and in the Registration Statement by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

-----------------------------------------------------

-----------------------------------------------------

        You should rely only on the
information contained in this
Prospectus, incorporated herein by
reference or contained in a
Prospectus Supplement. We have not
authorized anyone else to provide you
with different or additional
information. Neither we nor the
Selling Stockholders named herein are
making an offer of these securities
in any state where the offer is not
permitted. You should not assume that
the information in this Prospectus or
information incorporated in this
Prospectus by reference or contained
or incorporated by reference in any
Prospectus Supplement is accurate as
of any date other than the date on
the front of the documents containing
such information.

           ---------------------------


               TABLE OF CONTENTS

                                                  Page

Available Information............................   2

Incorporation of Certain Documents by
   Reference.....................................   2

Prospectus Summary...............................   4

Risk Factors.....................................   6

The Company......................................  18

Description of Securities........................  20

Description of Units and Redemption of
   Units of Operating Partnership ...............  28


Federal Income Tax Considerations ...............  40

No Proceeds to the Company.......................  43

Selling Stockholders.............................  43

Plan of Distribution.............................  44

Legal Matters....................................  45

Experts..........................................  45

        ---------------------------


                     4,800,000 SHARES
                SERIES 1997-A CONVERTIBLE
                     PREFERRED STOCK
                          AND
                    7,804,878 SHARES
              COMMON STOCK ISSUABLE UPON
                    CONVERSION THEREOF

                          AND

                  574,483 OTHER SHARES
                        COMMON STOCK



            BURNHAM PACIFIC PROPERTIES, INC.





                   ---------------------
                        Prospectus
                   ---------------------





                       January __, 1999


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

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) anticipated to be paid by the Company in connection with the issuance and distribution of the Securities.

        SEC Registration fee                               $35,127
        Legal fees and expenses                             50,000
        Accounting fees and expenses                         5,000
        Printing fees and expenses                           5,000
        Transfer and Agency fees                             1,000
        Miscellaneous                                        3,873
                                                           -------
        TOTAL                                        $     100,000
                                                           =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of Burnham Pacific Properties, Inc. (the "Company") contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

        The charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director, officer, employee or agent of the Company or of its predecessor, Burnham Pacific Properties, Inc., a California corporation (the "Predecessor Corporation") or (ii) any individual who, while a director of the Company or Predecessor Corporation and at the request of the Company or Predecessor Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise. The bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify (a) any individual who is a present or former director, officer, employee or agent of the Company or Predecessor Corporation or (b) any individual who, while a director of the Company or Predecessor Corporation and at the request of the Company or Predecessor Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee.

        The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL allows a corporation to advance expenses to a director or officer, provided that, as a condition to advancing expenses, the corporation obtains (x) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and (y) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

ITEM 16.  EXHIBITS.

Exhibit No.                  Description

    4.1 Charter of the Company, as Amended and Restated May 6, 1997, incorporated by reference to pages B-1 through B-13 of the Company's Proxy Statement for its 1997 Annual Meeting, filed March 31, 1997.
    4.2 Articles Supplementary Designating 4,800,000 shares of Preferred Stock as 4,800,000 shares of Series 1997-A Convertible Preferred Stock, incorporated by reference to Exhibit 3.1.2 to the Company's Current Report on Form 8-K dated December 31, 1997.
    4.3 Bylaws of the Company, as amended November 19, 1997, incorporated by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K, filed December 16, 1997.
  4.4.1 Form of Common Stock Certificate of the Company, incorporated by reference to Exhibit 4.0 of the Company's Registration Statement No. 33-20489 and subsequently overprinted to state "THE CORPORATION IS NOW INCORPORATED IN THE STATE OF MARYLAND WITH $0.01 PAR VALUE PER SHARE."
 *4.4.2 Form of Series 1997-A Convertible Preferred Stock Certificate of the Company.
    4.5 Agreement of Limited Partnership of Burnham Pacific Operating Partnership, L.P. dated as of November 14, 1997, incorporated by reference to Exhibit 10.1.1 of the Company's Current Report on
           Form 8-K dated November 7, 1997.
    4.6 First Amendment to Agreement of Limited Partnership of Burnham Pacific Operating Partnership, L.P. dated as of December 31, 1997, incorporated by reference to Exhibit 10.1 of the Company's Report on Form 8-K dated December 31, 1997, and, with respect to Exhibit C thereto ("Rights of Preferred Units and Common Units"), to Exhibit
           10.1.3 of the Company's 1997 Annual Report on Form 10-K filed March 20, 1998.
    4.7 Third Amendment to the Agreement of Limited Partnership of Burnham Pacific Operating Partnership, L.P. incorporated by reference to
           Exhibit 10.1 of the Company's Current Report on Form 8-K dated June 1, 1998.
   *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.
   *8.1    Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.
   10.1 Operating Agreement of BPP Retail, LLC between State of California Public Employees' Retirement System and Burnham Pacific Operating Partnership, L.P., dated August 31, 1998 (being the joint venture agreement with CalPERS), incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
   10.2 Agreement to Contribute among Burnham Pacific Properties, Inc., Burnham Pacific Operating Partnership, L.P. and the Contributors and Existing Partners Listed on Exhibit A-1 thereto, incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated November 7, 1997.
   10.3 Stock Purchase Agreement dated as of December 5, 1997 by and among Burnham Pacific Properties, Inc., Burnham Pacific Operating Partnership, L.P., Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham Co-Holdings, L.L.C. incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated December 31, 1997.
  *10.4 Form of Indemnification Agreement between Burnham Pacific Properties, Inc. and Burnham Pacific Operating Partnership, L.P. as
           indemnitors and their Directors and Officers as indemnitees.
  *23.1    Consent of Deloitte & Touche LLP.
   23.2    Consent of Goodwin, Procter & Hoar LLP (included in Exhibits 5.1 and
           8.1 hereto). 24.1 Powers of Attorney (included on the signature page hereof).
   99.1 Registration Rights Agreement dated as of December 31, 1997 by and among the Company, Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham Co-Holdings, L.L.C., incorporated by reference to
           Exhibit 4.2.1 of the Company's Current Report on Form 8-K dated December 31, 1997.
   99.2 Registration Rights Agreement dated as of December 31, 1997 by and among the Company, Westbrook Burnham Holdings, L.L.C. and each of the Existing Partners Listed on Exhibit A-1 thereto, incorporated by reference to Exhibit 4.2.2 of the Company's Current Report on Form 8-K dated December 31, 1997.

----------------------

*          Filed herewith.

ITEM 17.  UNDERTAKINGS.

        (a)    The undersigned registrant hereby undertakes:

                      (1) To file, during any period in which offers or sales
               are being made, a post-effective amendment to this registration statement:

                             (i) To include any Prospectus required by Section
                      10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act")

                             (ii) To reflect in the Prospectus any facts or
                      events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                             (iii) To include any material information with
                      respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to
               Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement;

                      (2) That, for the purpose of determining any liability
               under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

                      (3) To remove from registration by means of a
               post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on December 29, 1998.

                                   BURNHAM PACIFIC PROPERTIES, INC.


                                   By:   /s/ J. David Martin
                                      ------------------------------------
                                      J. David Martin, President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints J. David Martin and Daniel B. Platt, and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and a further registration statement filed conforming to Rule 462(b) under the Securities Act of 1933, as amended, relating to securities of the same class(es) registered under this Registration Statement and to file the same and all exhibits thereto and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


         Name                                               Title                                      Date
         ----                                               -----                                      ----
/s/ J. David Martin                              President, Chief Executive                              December 29, 1998
-------------------                              Officer (Principal Executive Officer)
   J. David Martin                               and Director

/s/ Daniel B. Platt                              Chief Financial Officer (Principal                      December 29, 1998
-------------------                              Financial Officer)
   Daniel B. Platt

/s/ Marc A. Artino                               Vice President Finance and Treasurer                    December 29, 1998
-------------------                              (Principal Accounting Officer)
   Marc A. Artino

/s/ Malin Burnham                                Director                                                 December 29, 1998
-------------------
   Malin Burnham

/s/ James D. Harper, Jr.                         Director                                                 December 29, 1998
-------------------
   James D. Harper, Jr.

/s/ James D. Klingbeil                           Director                                                 December 29, 1998
----------------------
   James D. Klingbeil

/s/ Nina B. Matis                                Director                                                 December 29, 1998
-----------------
   Nina B. Matis

/s/ Donne P. Moen                                Director                                                 December 29, 1998
-----------------
   Donne P. Moen

/s/ Thomas A. Page                               Director                                                 December 29, 1998
------------------
   Thomas A. Page

/s/ Philip S. Schlein                            Director                                                 December 29, 1998
---------------------
   Philip S. Schlein


                                                 Director                                                December __, 1998
-------------------
Robin Wolaner


                                 EXHIBIT INDEX

Exhibit No.                  Description

    4.1 Charter of the Company, as Amended and Restated May 6, 1997, incorporated by reference to pages B-1 through B-13 of the Company's Proxy Statement for its 1997 Annual Meeting, filed March 31, 1997.
    4.2 Articles Supplementary Designating 4,800,000 shares of Preferred Stock as 4,800,000 shares of Series 1997-A Convertible Preferred Stock, incorporated by reference to Exhibit 3.1.2 to the Company's Current Report on Form 8-K dated December 31, 1997.
    4.3 Bylaws of the Company, as amended November 19, 1997, incorporated by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K, filed December 16, 1997.
  4.4.1 Form of Common Stock Certificate of the Company, incorporated by reference to Exhibit 4.0 of the Company's Registration Statement No. 33-20489 and subsequently overprinted to state "THE CORPORATION IS NOW INCORPORATED IN THE STATE OF MARYLAND WITH $0.01 PAR VALUE PER SHARE."
 *4.4.2    Form of Series 1997-A Convertible Preferred Stock Certificate of
           the Company.
    4.5 Agreement of Limited Partnership of Burnham Pacific Operating Partnership, L.P. dated as of November 14, 1997, incorporated by reference to Exhibit 10.1.1 of the Company's Current Report on
           Form 8-K dated November 7, 1997.
    4.6 First Amendment to Agreement of Limited Partnership of Burnham Pacific Operating Partnership, L.P. dated as of December 31, 1997, incorporated by reference to Exhibit 10.1 of the Company's Report on Form 8-K dated December 31, 1997, and, with respect to Exhibit C thereto ("Rights of Preferred Units and Common Units"), to Exhibit
           10.1.3 of the Company's 1997 Annual Report on Form 10-K filed March 20, 1998.
    4.7 Third Amendment to the Agreement of Limited Partnership of Burnham Pacific Operating Partnership, L.P. incorporated by reference to
           Exhibit 10.1 of the Company's Current Report on Form 8-K dated June 1, 1998.
   *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.
   *8.1    Opinion of Goodwin, Procter & Hoar  LLP as to certain tax matters.
   10.1 Operating Agreement of BPP Retail, LLC between State of California Public Employees' Retirement System and Burnham Pacific Operating Partnership, L.P., dated August 31, 1998 (being the joint venture agreement with CalPERS), incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
   10.2 Agreement to Contribute among Burnham Pacific Properties, Inc., Burnham Pacific Operating Partnership, L.P. and the Contributors and Existing Partners Listed on Exhibit A-1 thereto, incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated November 7, 1997.
   10.3 Stock Purchase Agreement dated as of December 5, 1997 by and among Burnham Pacific Properties, Inc., Burnham Pacific Operating Partnership, L.P., Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham Co-Holdings, L.L.C. incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated December 31, 1997.
  *10.4 Form of Indemnification Agreement between Burnham Pacific Properties, Inc. and Burnham Pacific Operating Partnership, L.P. as
           indemnitors and their Officers and Directors as indemnitees.
  *23.1    Consent of Deloitte & Touche LLP.
   23.2    Consent of Goodwin, Procter & Hoar LLP (included in Exhibits 5.1 and 8.1 hereto). 24.1 Powers of Attorney (included on the signature page hereof).
   99.1 Registration Rights Agreement dated as of December 31, 1997 by and among the Company, Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham Co-Holdings, L.L.C., incorporated by reference to Exhibit
           4.2.1 of the Company's Current Report on Form 8-K dated December 31, 1997.
   99.2 Registration Rights Agreement dated as of December 31, 1997 by and among the Company, Westbrook Burnham Holdings, L.L.C. and each of the Existing Partners Listed on Exhibit A-1 thereto, incorporated by reference to Exhibit 4.2.2 of the Company's Current Report on
           Form 8-K dated December 31, 1997.
----------------------

*          Filed herewith.